EXHIBIT 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 16, 2018

among

ZELLSTOFF CELGAR LIMITED PARTNERSHIP

as Borrower

and

THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders

and

CANADIAN IMPERIAL BANK OF COMMERCE

as Agent

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 16, 2018, among ZELLSTOFF CELGAR LIMITED PARTNERSHIP, as Borrower, the Lenders from time to time parties hereto as lenders, and CANADIAN IMPERIAL BANK OF COMMERCE, as Issuing Bank, FX Bank and Agent.

RECITALS

A. Reference is made to the Credit Agreement dated as of May 19, 2006 (as amended and restated by the Amended and Restated Credit Agreement dated as of November 27, 2009, and as further amended and restated by the Second Amended and Restated Credit Agreement dated as of May 2, 2013, and as further amended from time to time, the “Existing Credit Agreement”) among the Borrower, the Lenders and Canadian Imperial Bank of Commerce, as Administrative Agent.

B. The Borrower has requested that the $40,000,000 revolving credit facility established under the Existing Credit Agreement continue to be made available to the Borrower under this Agreement.

C. The Lenders, the Administrative Agent, the Issuing Lender, the F/X Bank and the Borrower have agreed to amend and restate the terms of the Existing Credit Agreement upon the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged by each of the parties, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated to read as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptance Fee” means a fee payable by the Borrower to the Agent for the account of a Lender in Canadian Dollars with respect to the acceptance of a Bankers Acceptance or the making of a B/A Equivalent Loan, calculated on the face amount of the Bankers Acceptance or the B/A Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days, (it being agreed that the Applicable Margin in respect of a B/A Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the B/A Borrowing which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.11(h)).

“Accounts” means, in respect of each Credit Party, all of such Credit Party’s now existing and future: (a) accounts (as defined in the PPSA), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including all accounts created by, or arising from, all of such Credit Party’s sales, leases, loans, rentals of goods or renditions of services to its customers, including those accounts arising under any of such Credit Party’s trade names or styles, or through any of such Credit Party’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the PPSA); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, indemnification rights, supporting obligations, payment intangibles, tax refunds and letter of credit rights; (g) insurance policies or rights relating to any of the foregoing; (h) intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software relating thereto; (i) notes, deposits or property of borrowers or other account debtors securing the obligations of any such borrowers or other account debtors to such Credit Party; (j) cash and non cash proceeds (as defined in the PPSA) of any and all of the foregoing; and (k) all monies and claims for monies now or hereafter due and payable in connection with any and all of the foregoing or otherwise.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Original Effective Date, by which any Credit Party, directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.

“Adjusted Average Excess Availability” means, for each calendar month, an amount equal to (a) the aggregate sum of Excess Availability at the end of each day occurring during the immediately preceding calendar month, divided by (b) the number of days in the immediately preceding calendar month.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, (a) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with any other Person; (b) any Person which beneficially owns or holds, directly or indirectly, 20% or more of any class of voting stock or equity interest (including partnership interests) of any other Person; (c) any Person, 20% or more of any class of the voting stock (or if such Person is not a corporation, 20% or more of the equity interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person; or (d) any Person related within the meaning of the ITA to any such Person and includes any “Affiliate” within the meaning specified in the Canada Business Corporations Act on the date hereof. The term control (including the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agent” means Canadian Imperial Bank of Commerce, in its capacity as Agent for the Lenders hereunder, or any successor Agent appointed pursuant to Section 8.9.

“Agreement” means this Third Amended and Restated Credit Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their Affiliates from time to time concerning or relating to bribery or corruption, including the Corruption of Foreign Public Officials Act (Canada).

“Applicable Law” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority).

“Applicable Margin” means, with respect to any Loan, the applicable rate per annum, expressed as a percentage, set forth in the relevant column of the table below:

Adjusted Average Excess Availability	B/A Borrowing or LIBO Rate Loan Applicable Margin	Canadian Prime Loan or Base Rate Loan Applicable Margin	Letter of Credit Exposure
Equal to or greater than 25%	1.25%	-.125%	1.00%
Less than 25%	1.50%	Nil	1.25%

The Applicable Margin shall be adjusted on the first day of each month based on Adjusted Average Excess Availability for the immediately preceding month.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages in respect of the terminated or expired Commitments shall be determined based upon the relevant Commitments most recently in effect (i.e., prior to their termination or expiry), giving effect to any assignments.

“Assignment and Transfer” means an assignment and transfer entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Agent, in the form of Exhibit E or any other form approved by the Agent.

“Availability Reserves” means, as of any date of determination, such amounts as the Agent may from time to time establish and revise in its reasonable business judgment (from the perspective of an asset-based lender) reducing the Borrowing Base which would otherwise be available to the Borrower under the lending formulas provided for herein (a) to reflect criteria, events, conditions, contingencies or risks which, as determined by the Agent, do or may affect either (i) any component of the Borrowing Base or its value, (ii) the assets, business, operations, industry, financial performance, financial condition of the Borrower, or (iii) the security interests and other rights of the Agent in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Agent’s customary lending practice or its reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrower to the Agent is or may have been incomplete, inaccurate or misleading, or (c) in respect of any state of facts which the Agent determines constitutes a Default or an Event of Default. Without limiting the foregoing, the Agent, in its reasonable business judgment, may establish and/or increase Availability Reserves in respect of: (a) (i) three months rental payments or similar charges for any of the Borrower’s leased premises or other collateral locations for which the Borrower has not delivered to the Agent a landlord’s waiver or bailee’s letter substantially in the form attached hereto as Exhibits C and D, respectively, plus (ii) three months estimated payments plus any other fees or charges owing by the Borrower to any applicable warehousemen or third party processor (as determined by the Agent in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve established by the Agent on account of statutory claims, deemed trusts, or inventory subject to rights of suppliers under Section 81.1 of the BIA (generally known as the “30-day goods” rule), any amendments to the BIA to the extent such become Applicable Law and which have the effect of implementing any aspect of Bill C-55 as of the date hereof, or any other Applicable Law; (c) liabilities of any Credit Party under any Blocked Account Agreement, Swap Agreement or other swap, cap, floor, collar, futures contract or option designed to hedge against fluctuations in commodity prices, securities prices or other financial market conditions, (d) employee or employee benefit related liabilities, (e) any other claims which may have priority over the claims of the Agent and the Lenders, including Priority Payables; and (f) such other reserves as the Agent may at any time or times deem necessary in its reasonable business judgment as a result of (x) negative forecasts and/or trends in the Borrower’s business, operations, industry, profits, operations or financial condition or assets or (y) other issues, circumstances or facts that could otherwise negatively impact the Borrower, its business, operations, industry, prospects, profits, operations or financial condition or assets.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

“Bank Act Security” has the meaning given to it in Section 4.1(k)(iv).

“B/A Borrowing” means a Borrowing comprised of one or more Bankers Acceptances or B/A Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning given to it in Section 2.11(h).

“B/A Rate” means, for any day and relative to a B/A Borrowing having any specified term, the simple average of the annual rates applicable to a Canadian Dollar bankers’ acceptances displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefore) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 a.m. on the immediate preceding Business Day), provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole basis point) as of 10:00 a.m. on such day at which the Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term).

“Bankers Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Base Rate” means, on any day, the annual rate of interest equal to the annual rate of interest announced from time to time by the Agent and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada. The Base Rate is a rate set by the Agent based upon various factors including the Agent’s cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans; however, the Agent may price loans at, above or below such announced rate.

“Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.

“Base Rate Loan” means a Loan denominated in U.S. Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan on which interest is payable upon the Base Rate.

“Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Credit Party has any liability with respect to any employee or former employee, but excluding any Pension Plans.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Account Agreement” has the meaning set out in Section 2.17(c).

“Blocked Accounts” has the meaning set out in Section 2.17(c).

“Borrower” means Zellstoff Celgar Limited Partnership, a British Columbia limited partnership, its successors and permitted assigns.

“Borrowing” means any availment of the Credit, which includes a Loan and the issuance of a Letter of Credit Guarantee in accordance with Section 2.18, the entry into an F/X Contract in accordance with Section 2.19, and a Borrowing includes a rollover or conversion of any outstanding Loan and the provision of any Loan as required for the Agent to honour any obligations pursuant to any Letter of Credit Guarantee.

“Borrowing Base” means, at any time, an amount (which may not be less than zero) equal to the sum, without duplication, of (i) 85% of the aggregate amount of all Eligible Accounts (other than Insured Accounts and Investment Grade Accounts) and 90% of the aggregate amount of all Eligible Accounts which are Insured Accounts or Investment Grade Accounts, plus (ii) the lesser of (a) 75% of all Eligible Inventory consisting of finished goods (valued at the lower of cost (on a first in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP) and (b) 90% of the appraised net orderly liquidation value of all Eligible Inventory consisting of finished goods, plus (iii) the lesser of (a) 75% of all Eligible Inventory consisting of raw materials (valued at the lower of cost (on a first in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP) and (b) 90% of the appraised net orderly liquidation value of all Eligible Inventory consisting of raw materials, plus (iv) the lesser of (a) 70% of all Eligible Inventory consisting of work-in-progress (valued at the lower cost (on a first in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP), (b) 90% of the appraised net orderly liquidation value of all Eligible Inventory consisting of work-in-progress, and (c) $300,000; minus (v) an amount equal to all Priority Payables, and minus (vi) an amount equal to all other Availability Reserves.

“Borrowing Base Report” means the report of the Borrower concerning the amount of the Borrowing Base, to be delivered pursuant to Section 5.1, substantially in the form attached as Exhibit A.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit B.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by Applicable Law to remain closed, or (ii) in the case of any U.S. Dollar-denominated Borrowing, any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed, or (iii) in the case of any LIBO Rate Loan any other day on which commercial banks in London, England are authorized or required by Applicable Law to remain closed.

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Canadian $ Equivalent” means, on any day, the amount of Canadian Dollars that the Agent could purchase, in accordance with its normal practice, with a specified amount of either U.S. Dollars or RMB based on the spot rate at which Canadian Dollars are offered at the start of such day by the Bank of China (Canada) in Vancouver, British Columbia.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means, the rate of interest publicly announced from time to time by the Agent as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designated as its “prime” rate. It is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. However, the Agent may price loans at, above or below such announced rate.

“Canadian Resident Lender” means, in respect of a particular Loan, (i) a Lender which holds such Loan and which is resident in Canada for the purposes of the ITA, and (ii) a Lender which is an “authorized foreign bank”, as defined in section 2 of the Bank Act (Canada) and in section 248(1) of the ITA, and which holds the Loan as part of its “Canadian banking business”, as defined in subsection 248(1) of the ITA.

“Capital Expenditures” means all payments due or accruing due (whether or not paid) during a Fiscal Year in respect of the cost (including expenditures on materials, contract labour and direct labour, but excluding expenditures properly chargeable to repairs and maintenance in accordance with GAAP) of any fixed asset or improvement, or replacement, substitution, or addition thereto, which have a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases.

“Capital Expenditure Plan” means the annual plan in respect of Capital Expenditures for the Borrower and each Restricted Subsidiary for a Fiscal Year of the Borrower. Each such plan shall be in comparative and consistent form to preceding Fiscal Years and Capital Expenditure Plans previously submitted to the Lenders and shall be comprised of (i) an itemized listing of Capital Expenditures made in the immediately preceding Fiscal Year, and (ii) proposed Capital Expenditures for such Fiscal Year. This program shall be reviewed by the Lenders and such other consultants as the Lenders may elect, such review being satisfactory to the Lenders.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that (i) if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by the Agent as of 10:00 a.m., Toronto time, on such day or, if such day is not a Business Day, then on the immediately preceding Business Day, and (ii) if such rate is less than zero, it shall be deemed to be zero.

“Change in Law” means (i) the adoption of any new Applicable Law after the date of this Agreement, (ii) any change in any existing Applicable Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which persons customarily comply) of any Governmental Authority made or issued after the date of this Agreement.

“CIBC” means Canadian Imperial Bank of Commerce and its successors.

“Collateral” means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.

“Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Loans hereunder as such commitment may be reduced from time to time pursuant to Sections 2.6 and/or 2.9, and as such commitments may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount(s) of each Lender’s Commitment(s) are set forth on Schedule A, or in the Assignment and Transfer pursuant to which such Lender shall have assumed its Commitment(s), as applicable. The initial aggregate amount of the Commitments is Cdn.$40,000,000.

“Consolidated Net Income” means, for any period, the net income on a consolidated basis of the Borrower and its consolidated Subsidiaries; provided, however, that Consolidated Net Income shall not include or take into account:

(i)

any net income (or loss) of any Unrestricted Subsidiary, except that (subject to the exclusions contained in clauses (iii) and (iv) below), the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (ii) below);

(ii)

any net income of any Restricted Subsidiary which is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that (A) subject to the exclusion contained in clauses (iii) and (iv) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause), and (B) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(iii)

any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or any Subsidiary (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any capital stock of any Person;

(iv)	extraordinary or nonrecurring gains or non-cash losses; and

(v)	the effect of a change in GAAP.

“Contract Period” means the term of any B/A Borrowing selected by the Borrower in accordance with Section 2.3(a)(iv) commencing on the date of such B/A Borrowing and expiring on a Business Day which shall be either one month, two months, or three months thereafter (or such other terms as may be requested by the Borrower and approved unanimously by the Lenders); provided that (i) subject to subparagraph (ii) below, each such period shall be subject to such extensions or reductions as may be determined by the Agent to ensure that each Contract Period will expire on a Business Day, and (ii) no Contract Period shall extend beyond the Maturity Date.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cover” means the aggregate amount of Bankers Acceptances and Letter of Credit Exposure and F/X Exposure at such time and such amount shall be paid by the Borrower to the Agent and retained by the Agent in a collateral account maintained by the Agent at its Payment Office and collaterally assigned to the Agent as security until such time as the applicable Bankers Acceptances, Letters of Credit and F/X Contracts shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Agent may apply any or all amounts in such collateral account in satisfaction of any or all such Reimbursement Obligations.

“Credit” means the Cdn.$40,000,000 revolving credit facility established pursuant to the Commitments of the Lenders, as such revolving credit facility may be increased pursuant to Section 2.1 or reduced pursuant to Section 2.6.

“Credit Party” means the Borrower, the General Partner, each Restricted Subsidiary and any other Person which is a party to a Loan Document (other than the Agent, the Parent and the Lenders).

“DBRS” shall mean Dominion Bond Rating Service Limited, or its successor.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defined Benefits Plan” has the meaning given to it in Section 3.11.

“Defined Benefits Plan Liabilities” means any liabilities owed by the Borrower or any other Credit Party under any Defined Benefits Plan.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B.

“Discount Proceeds” means, for any Bankers Acceptance (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:

(i)	the face amount of the Bankers Acceptance (or, as applicable, the undiscounted amount of the B/A Equivalent Loan); by

(ii)	the quotient of one divided by the sum of one plus the product of:

(a)	the Discount Rate (expressed as a decimal) applicable to such Bankers Acceptance (or as applicable, such B/A Equivalent Loan), multiplied by

(b)	a fraction, the numerator of which is the Contract Period of the Bankers Acceptance (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365,

with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.

“Discount Rate” means, with respect to either a Bankers Acceptance for a particular Contract Period being purchased by a Lender on any day or a B/A Equivalent Loan being made by a Lender on any day, (i) for any Lender which is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period; and (ii) for any other Lender, the lesser of:

(i)	the CDOR Rate on such day for such Contract Period, plus 0.10%, and

(ii)

the percentage discount rate quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m. on such date, be prepared to purchase bankers’ acceptances or make B/A Equivalent Loans having a face amount and term comparable to the face amount and term of such Bankers Acceptance or such B/A Equivalent Loan, as applicable.

“Early Termination Fee” means the fee due and payable by the Borrower to the Agent on behalf of the Lenders in the event of termination of this Agreement or reduction of the Commitment on a date prior to the Maturity Date by the Borrower or, upon the occurrence of an Event of Default, by the Agent, as determined by multiplying (a) $40,000,000, in the case of termination of this Agreement or the Commitment; or (b) the amount by which the Commitment is reduced, in the case of the reduction of the Commitment, by (i) 0.50% if the Commitment is cancelled or reduced at any time on or prior to June 30, 2019, (ii) 0.25% if the Commitment is cancelled or reduced at any time following June 30, 2019 but on or prior to June 30, 2020, and (iii) 0.0% if the Commitment is cancelled or reduced at any time following June 30, 2020.

“EBITDA” means, for the Credit Parties on a consolidated basis and for any period, without duplication, an amount equal to the Consolidated Net Income for such period less any non-cash income included in Consolidated Net Income less non-cash write downs to Inventory, plus to the extent deducted from Consolidated Net Income, Interest Expense, depreciation, depletion and impairment, amortization expense and income tax expenses. For greater certainty, EBITDA for any period shall be determined after the payment of all management and employee bonuses and non-arm’s length consulting fees for such period.

“Effective Date” means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 9.2.

“Eligible Account” means, at any time, the invoice amount (which shall be the Canadian $ Equivalent at such time of any amount denominated in U.S.$ or RMB) owing on each Account of a Credit Party (net of any credit balance, returns, trade discounts, unapplied cash, unbilled amounts or retention or finance charges) which meet such standards of eligibility as the Agent shall establish from time to time in its reasonable discretion (from the perspective of an asset-based lender); provided that, in any event, no Account shall be deemed an Eligible Account unless each of the following statements is accurate and complete (and by including such Account in any computation of the applicable Borrowing Base, the Borrower shall be deemed to represent and warrant to the Agent, each Issuing Bank and the Lenders the accuracy and completeness of such statements and the compliance of each such Account with each such other eligibility standard established by the Agent):

(1) Such Account is a binding and valid obligation of the obligor thereon and is in full force and effect;

(2) Such Account is evidenced by an invoice and is payable in Canadian Dollars, U.S. Dollars or RMB. The total aggregate amount of Eligible Accounts evidenced by an invoice and payable in RMB under this Agreement shall be no more than Cdn.$15,000,000;

(3) Such Account is genuine as appearing on its face or as represented in the books and records of the Borrower and the applicable Credit Party;

(4) Such Account is free from claims regarding rescission, cancellation or avoidance, whether by operation of Applicable Law or otherwise;

(5) Payment of such Account is less than 90 days past the original invoice date thereof and less than 60 days past the original due date thereof;

(6) Such Account is net of concessions, offset, deduction, contras, returns, chargebacks or understandings with the obligor thereon that in any way could reasonably be expected to adversely affect the payment of, or the amount of, such Account;

(7) The Agent on behalf of the Lenders, has a first-priority perfected Lien covering such Account and such Account is, and at all times will be, free and clear of all other Liens or claims (including any claim by the issuer of any performance bond, surety bond, appeal bond, completion guarantee or like instrument arising as a result of any failure of performance by a Credit Party);

(8) The obligor on such Account is not an Affiliate or a director, officer or employee of any Credit Party;

(9) Such Account arose in the ordinary course of business of the Credit Party out of the sale of goods or services by the Credit Party;

(10) Such Account is not payable by an obligor in respect of which 50% or more (by amount) of the total aggregate Accounts owed to the Credit Party by such obligor or any of its Affiliates are more than 90 days past the original invoice date thereof or more than 60 days past the original due date thereof;

(11) All consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the execution, delivery and performance of such Account by each party obligated thereunder, or in connection with the enforcement and collection thereof by the Agent, have been duly obtained, effected or given and are in full force and effect;

(12) The obligor on such Account is not an individual, and is not the subject of any bankruptcy or insolvency proceeding, does not have a trustee or receiver appointed for all or a substantial part of its property, has not made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature, suspended its business or initiated negotiations regarding a compromise of its debt with its creditors, and the Agent, in its reasonable discretion, is otherwise satisfied with the credit standing of such obligor;

(13) The chief executive office of the obligor of such Account is located in the United States of America or Canada and the obligor of such Account is organized and existing under the laws of the United States of America or a state thereof or the federal laws of Canada, a province or territory thereof, or if the obligor is not so organized and existing, such Account is covered under letters of credit or export/import insurance provided by the Export Development Corporation, AIG Global Trade & Political Risk, or Euler Hermes (including their respective successors or permitted assigns) (or such other credit insurance as acceptable to the Agent and Lenders) on terms and in a manner reasonably satisfactory to the Agent;

(14) The obligor of such Account is not a Governmental Authority, if the enforceability or effectiveness against such Governmental Authority of an assignment of such Account is subject to any precondition which has not been fulfilled;

(15) In the case of the sale of goods, the subject goods have been completed, sold and shipped, on a true sale basis on open account, or subject to contract, and not on consignment, on approval, on a “sale or return” basis, or on a “bill and hold” or “pre-sale” basis or subject to any other repurchase or return agreement; no material part of the subject goods has been returned, rejected, lost or damaged; and such Account is not evidenced by chattel paper or a promissory note or an instrument of any kind, unless such chattel paper, promissory note or other instrument has been delivered to the Agent and is subject to a Lien under the Security Documents;

(16) Each of the representations and warranties set forth herein and in the Loan Documents with respect to such Account is true and correct on such date;

(17) A cheque, promissory note, draft, trade acceptance or other instrument has not been received with respect to such Account (or with respect to any other account due from the same account debtor), presented for payment and returned uncollected for any reason;

(18) Such Account is not in respect of a volume rebate;

(19) The Agent does not believe, in the exercise of its reasonable discretion, that the prospect of collection of such Account is impaired or that the Account may not be paid because of the account debtor’s inability to pay;

(20) Such Account is not a pre-billed account or an account arising from progress billing;

(21) The assignment (whether absolutely or by way of security) of such Account is not limited or restricted by the terms of the contract evidencing or relating to such Account or, if assignment of such Account is so restricted, such limitation or restriction has been complied with and the laws of the jurisdiction(s) governing the validity of such assignment do not provide that such limitation or restriction is ineffective as against the secured creditor with a security interest therein; and

(22) Such Account is not an Account which the Agent, in the exercise of its good faith credit discretion, determines to be ineligible for any other reasons deemed necessary by Agent in its reasonable business judgment, including those which are customary either in the commercial lending industry or in the lending practices of the Agent.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $25,000,000,000 or more, (d) any (i) trust company, savings bank, savings and loan association or similar financial institution, or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $25,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (e) any other financial institution (including a mutual fund or other fund) having total assets of $25,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above.

“Eligible Inventory” means, at any time with respect to a Credit Party, all raw materials, finished goods and pulp log inventory of such Credit Party valued in Canadian Dollars on a lower of cost (on a first-in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP, with detailed calculations of lower of cost or market to occur on at least a monthly basis, which meets such standards of eligibility as the Agent shall establish from time to time in its reasonable discretion (from the perspective of an asset-based lender); provided that, in any event, no Inventory shall be deemed Eligible Inventory unless each of the following statements is accurate and complete (and by including such Inventory in any computation of the applicable Borrowing Base, the Borrower shall be deemed to represent and warrant to the Agent, each Issuing Bank and the Lenders the accuracy and completeness of such statements and the compliance of such Inventory with each such other eligibility standard established by the Agent):

(1) Such Inventory is in good condition, merchantable, meets all standards imposed by any Governmental Authority having regulatory authority over it or its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of a Credit Party;

(2) Such Inventory is

(a)

in possession of such Credit Party and located on real property owned or leased by such Credit Party within the United States of America or Canada (provided that if such Inventory is located on real property leased by such Credit Party, the landlord of such real property shall have executed and delivered to the Agent a landlord waiver substantially in the form attached hereto as Exhibit C), or

(b)	in the possession of a bailee within Canada and such bailee shall have executed and delivered to the Agent, a bailee letter substantially in the form attached hereto as Exhibit D, or

(c)

in transit within the United States of America or Canada (provided that the jurisdictions through which such Inventory is in transit are jurisdictions where the Liens in such inventory under the Security Documents are validly perfected first-priority Liens, subject to Permitted Liens) and between Credit Parties, and upon arrival at its destination, will comply with either paragraph (a) or (b) above until title to such Inventory passes to purchaser;

(3) Each of the representations and warranties set forth in the Loan Documents with respect to such Inventory is true and correct on such date;

(4) The Agent on behalf of the Lenders, has a first-priority perfected Lien covering such Inventory, and such Inventory is, and at all times will be, free and clear of all Liens other than Permitted Liens;

(5) Such Inventory does not include goods (i) that are not owned by such Credit Party, (ii) that are held by such Credit Party pursuant to a consignment agreement, (iii) which have been sold by such Credit Party on a bill and hold basis, or (iv) that are special order goods or discontinued goods;

(6) Such Inventory is not subject to repossession under the BIA except to the extent the applicable vendor has entered into an agreement with the Agent, in form and substance reasonably satisfactory to the Agent, waiving its right to repossession;

(7) Such Inventory does not consist of store room materials, supplies, parts, samples, prototypes, or packing and shipping materials;

(8) Such Inventory does not consist of goods that are discontinued, obsolete, slow-moving or returned or repossessed or used goods taken in trade;

(9) Any portion of the value of such Inventory which results from a profit or gain resulting from an inter-company sale or other disposition of such inventory shall be excluded;

(10) Such Inventory is not evidenced by negotiable documents of title unless delivered to the Agent with endorsements;

(11) Such Inventory does not constitute Hazardous Materials;

(12) Such Inventory is covered by casualty insurance;

(13) Such Inventory is not Inventory which the Agent has determined in the exercise of its reasonable discretion that the Agent may not sell or otherwise dispose of in accordance with the terms of the applicable Security Documents without infringing upon the rights of another Person or violating any contract with any other Person;

(14) Such Inventory is not Inventory which the Agent, in the exercise of its good faith credit discretion, determines to be not acceptable for any other reasons deemed necessary by Agent in its reasonable business judgment, including those which are customary either in the commercial lending industry or in the lending practices of the Agent; and

(15) Such Inventory is located on real property where there is Inventory of such Credit Party in the aggregate amount of at least Cdn.$100,000.

“Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“ETA” means Part IX of the Excise Tax Act (Canada).

“Event of Default” has the meaning set out in Section 7.1.

“Excess Availability” means, as of any date, the remainder of (a) the Borrowing Base as of such date, less, without duplication, (b) the aggregate Exposure as of such date. Excess Availability and Adjusted Average Excess Availability shall always be determined on the basis that all debts and obligations shall be current, and all accounts payable shall be handled in the normal course of the Borrower’s business consistent with its past practices.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) its taxable income, in each case by Canada, or by the jurisdiction under the Applicable Laws of which such recipient is organized or in which its principal office is located.

“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and, without duplication, its LC Exposure and F/X Exposure at such time.

“Fee Letter” means the letter agreement dated as of the date hereof between the Borrower and the Agent relating to the payment of certain fees.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or such other officer of the Borrower acceptable to the Agent.

“Fiscal Quarter” means, in relation to the Borrower, the Parent or any Subsidiary thereof, any fiscal quarter of such Person.

“Fiscal Year” means, in relation to the Borrower, the Parent or any Subsidiary thereof, any fiscal year of such Person.

“Fixed Charge Coverage Ratio” means, as of the last day of any calendar month, the ratio of (a) without duplication EBITDA for the Rolling Period ended on that date minus non-finance Capital Expenditures made by the Borrower during such Rolling Period to (b) the sum of (i) Interest Expense of the Borrower for such Rolling Period plus (ii) the aggregate of all dividends, distributions and principal payments on Indebtedness made by the Borrower during such Rolling Period plus (iii) income taxes paid in cash or cash equivalents by the Borrower during such Rolling Period.

“Foreign Lender” means any Lender that is not a Canadian Resident Lender.

“F/X Bank” means Canadian Imperial Bank of Commerce.

“F/X Contract” means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the F/X Bank in accordance with Section 2.19.

“F/X Contract Sub-Line” means an aggregate amount of credit of up to but not exceeding U.S.$10,000,000 (or the Canadian $ Equivalent thereof) to assist the Borrower in obtaining F/X Contracts from the F/X Bank pursuant to Section 2.19.

“F/X Exposure” means, at any time, and subject to the F/X Contract Sub-Line, the sum of: (a) the amount determined by the Agent (acting reasonably with consideration given to any determinations provided to the Agent by the F/X Bank) to be the credit risk associated with all outstanding F/X Contracts, plus (b) the aggregate amount of all Reimbursement Obligations in respect of all F/X Contracts at such time. The F/X Exposure of all Lenders shall not exceed the F/X Contract Sub-Line. Any F/X Exposure denominated in any currency other than Canadian Dollars shall be the Canadian $ Equivalent thereof.

“GAAP” means at any particular time with respect to any Credit Party, generally accepted accounting principles as in effect at such time in the United States, consistently applied.

“General Partner” means Zellstoff Celgar Limited, a British Columbia corporation, its successors and permitted assigns.

“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“GST” means all amounts payable under the ETA or any similar legislation in any other jurisdiction of Canada, including QST and HST.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, or (e) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including, asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“HST” means all amounts payable as harmonised sales tax in the Provinces of Ontario, Nova Scotia, Newfoundland and New Brunswick under the ETA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net amount of obligations of such Person (determined on a mark-to-market basis) under Swap Agreements, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary liquidation preference, plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and for greater certainty, includes, without limitation, capital Taxes imposed on (or measured by) the taxable capital of the Lenders as a result of the Borrower’s status as a limited partnership.

“Indemnitee” has the meaning set out in Section 9.3(b).

“Insured Account” means an Account which is fully insured by export/import insurance provided by Export Development Corporation (Canada), AIG Global Trade & Political Risk or Euler Hermes (including their respective successors and permitted assigns) or such other credit insurance as acceptance to the Agent and Lenders.

“Interest Expense” shall mean, for any period, the total interest expense of the Borrower and its Restricted Subsidiaries on a consolidated basis, plus, to the extent not included in such total interest expense, and to the extent incurred by the Borrower or any of its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations of the Borrower or its Restricted Subsidiaries, (ii) amortization of debt discount or financing fees, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Swap Agreements (including amortization of fees), (vii) standby fees, (viii) preferred stock dividends in respect of all preferred stock issued by the Borrower or a Restricted Subsidiary and held by Persons other than the Borrower or a Restricted Subsidiary, and (ix) interest actually paid by the Borrower or any Restricted Subsidiary on any Indebtedness of any other Person.

“Interest Payment Date” means, (a) in the case of any Loan other than a LIBO Rate Loan or a B/A Borrowing, the first Business Day of each month, (b) in the case of a LIBO Rate Loan, the last day of each Interest Period relating to such LIBO Rate Loan, and (c) in the case of a B/A Borrowing, on the last day of each Contract Period relating to such B/A Borrowing.

“Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 30, 60 or 90 days thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of (A) Canadian Prime Borrowings and Base Rate Borrowings and (B) B/A Borrowings and LIBO Rate Borrowings which have Interest Periods or Contract Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” means, in respect of each Credit Party, all of such Credit Party’s present and hereafter acquired inventory (as defined in the PPSA) and including all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work in process to finished goods, and all “stores” inventory or “operating and maintenance supplies” inventory, and all proceeds of any thereof (of whatever sort).

“Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and Accounts owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Restricted Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“Investment Grade Account” means an Eligible Account owing to a Credit Party by an obligor that is (i) rated as “investment grade” or higher rating from any nationally recognized rating agency, with “investment grade” being (a) BBB- for S&P, (b) BBB(low) for DBRS, and (c) Baa3 for Moody’s, or (ii) otherwise designated in writing as “investment grade” by the Agent. As of the date hereof until such time as the Agent provides written notice to the Borrower, an Eligible Account owing to a Credit Party by Central National-Gottesman Inc. is designated as “investment grade”.

“Issuing Bank” means the bank issuing Letters of Credit for the Borrower with the assistance of the Agent in accordance with Section 2.18.

“ITA” means the Income Tax Act (Canada).

“Lender” means any Lender having a Commitment hereunder and/or a Revolving Loan outstanding hereunder.

“Lender Affiliate” means, with respect to any Lender, an Affiliate of such Lender.

“Lenders” means the Persons listed as lenders on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Transfer, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Transfer.

“Letter of Credit” means a letter of credit issued by the Issuing Bank for or on behalf of the Borrower with the assistance of the Agent in accordance with Section 2.18.

“Letter of Credit Exposure” means, at any time and subject to the Letter of Credit Sub-Line, the sum of: (a) the aggregate face amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all Reimbursement Obligations in respect of all Letter of Guarantees at such time. The Letter of Credit Exposure of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Exposure at such time with the total of all such Letter of Credit Exposure of all Lenders not to exceed the Letter of Credit Sub-Line. Any Letter of Credit Exposure denominated in U.S. Dollars shall be the Cdn.$ Equivalent thereof.

“Letter of Credit Guarantee” means the agreement for the substitution of applicants or such other form of guarantee or indemnity agreement which is acceptable to the Issuing Bank and the Agent, supporting the issuance of Letters of Credit by the Issuing Bank provided the aggregate amount of all such Letters of Credit issued and to be issued shall not exceed the Letter of Credit Sub-Line.

“Letter of Credit Sub-Line” means the amount of the commitment by the Agent and the Lenders hereunder, in an aggregate amount up to but not exceeding Cdn.$3,000,000, to assist the Borrower in obtaining Letters of Credit.

“LIBO Rate” means, for any Interest Period, the rate for U.S. Dollar borrowings appearing on Page 3750 of the Telerate Service or Page LIBOR01 of the Reuters Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that (i) such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, and (ii) such rate determined as hereinabove contemplated is less than zero, it shall be deemed to be zero.

“LIBO Rate Borrowing” means a Borrowing comprised of one or more LIBO Rate Loans.

“LIBO Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the LIBO Rate.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Limited Partnership Agreement” means the limited partnership agreement dated January 10, 2006 among the General Partner, as general partner and the Parent, as limited partner, constituting Zellstoff Celgar Limited Partnership, a limited partnership organized under the laws of British Columbia.

“Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Security Documents, the Subordination Agreement, the Blocked Account Agreement, the Borrowing Requests and the Borrowing Base Reports, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party hereunder or thereunder) now or hereafter entered into in connection with this Agreement (including any Swap Agreements and any F/X Contracts), as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Material Adverse Change” means any event, development or circumstance that has had or could in the opinion of the Required Lenders reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Credit Parties taken as a whole, or (b) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Agent and the Lenders thereunder or (c) any Material Contract, or (d) the amount which the Lenders would be likely to receive (after giving effect to delays in payment and costs of enforcement) upon the liquidation of the Collateral.

“Material Contract” means (a) the contracts, licences and agreements listed and described on Schedule C, and (b) any other contract, licence or agreement (i) to which any Credit Party is a party or bound, (ii) which is material to, or necessary in, the operation of the business of any Credit Party, and (iii) which a Credit Party cannot promptly replace by an alternative and comparable contract with comparable commercial terms.

“Material Indebtedness” means (a) the Parent Subordinated Debt, and (b) any Indebtedness (other than the Loans and the Parent Subordinated Debt) of any one or more of the Credit Parties in an aggregate principal amount exceeding Cdn.$4,000,000.

“Maturity Date” means July 16, 2023.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligations” means all obligations, liabilities and indebtedness of the Borrower to the Agent, the Lenders or a Lender with respect to the principal of and interest on the Loans and the payment or performance of all other obligations, liabilities and indebtedness of the Borrower to the Agent, the Lenders or a Lender hereunder or arising under or pursuant to any one or more of the other Loan Documents or with respect to the Loans, including, without limitation, all reimbursement and indemnity obligations of the Borrower to the Agent, the Lenders or a Lender hereunder or in connection with any Letter of Credit Guarantee, F/X Contract or otherwise.

“Operating Account” means the bank account maintained by the Borrower at a financial institution acceptable to the Agent, acting reasonably.

“Original Effective Date” means the date on which all of the conditions specified in Section 4.1 were satisfied or waived in accordance with Section 9.2, as confirmed in a written notice from the Agent to the Borrower pursuant to the credit agreement dated as of May 19, 2006 among the Borrower, the Lenders and the Agent.

“Out-of-Pocket Expenses” means all of the Agent’s present and future expenses incurred relative to this Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the reasonable cost of retaining external legal counsel, record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing cheques, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited cheques and the Agent’s standard fees relating thereto, any amounts paid by, incurred by or charged to, the Agent by the Issuing Bank under a Letter of Credit Guarantee, by the F/X Bank under an F/X Contract or the reimbursement agreements related thereto, applications for Letters of Credit, F/X Contracts or other like document which pertain either directly or indirectly to such Letters of Credit or F/X Contracts, and the Agent’s standard fees relating to the Letters of Credit, F/X Contracts and any drafts thereunder, reasonable travel, lodging and similar expenses of the Agent’s personnel (or any of its agents) in connection with inspecting and monitoring the Collateral from time to time at reasonable intervals hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth incurred by or imposed on the Agent by reason of the exercise of any of its rights and remedies under this Agreement or any of the other Loan Documents.

“Parent” means Mercer International Inc. and its successors and permitted assigns.

“Parent Credit Agreement” means any credit or financing agreement now or hereafter entered into by the Borrower in favour of the Parent evidencing the Parent Subordinated Debt, at all times subject to the Subordination Agreement.

“Parent Guarantee” means a guarantee dated May 19, 2006 made by the Parent to and in favour of the Agent.

“Parent Pulp Agency Agreement” means the pulp agency agreement to be entered into between the Parent and the Borrower after the Original Effective Date pursuant to which the Parent will agree to market pulp on behalf of the Borrower on commercially reasonable terms provided that the commission rate payable by the Borrower to the Parent thereunder will not exceed 2% based on net product sales.

“Parent Subordinated Debt” means unsecured Indebtedness of the Borrower, up to an aggregate amount of U.S.$15,000,000, owing to the Parent from time to time, which shall at all times be subordinated to the Loans.

“Participant” has the meaning set out in Section 9.4.

“Payment Office” means the Agent’s office located at 199 Bay Street, 4th Floor, Toronto, Ontario, M5L 1A2, Attention: Senior Director, Portfolio Management, Asset-Based Lending Group (or such other office or individual as the Agent may hereafter designate in writing to the other parties hereto).

“Pension Plan” means any pension or other employee benefit plan (including any plan subject to the Pension Benefits Act (British Columbia), as amended from time to time (or any successor statute) in respect of which (i) is maintained by any Credit Party, (ii) any Credit Party makes or has made, has made or is required to make (at any time during the five (5) calendar years preceding the date of this Agreement) contributions in respect of its employees, or (iii) any other plan with respect to which any Credit Party has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority in respect of which any Credit Party makes or has made contributions in respect of its employees.

“Permitted Investments” means:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(b)

investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from any of Moody’s, S&P or DBRS;

(c)

investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Schedule I bank under the Bank Act (Canada).

“Permitted Liens” means:

(a)	Liens in favour of the Lenders for the obligations of the Borrower or any other Credit Party under or pursuant to the Loan Documents;

(b)

Liens granted by a Credit Party in favour of another Credit Party in order to secure any of its indebtedness to such other Credit Party, provided that such Liens are subject to assignment and postponement arrangements satisfactory to the Agent;

(c)	Purchase Money Liens securing Indebtedness and Liens to secure Capital Lease Obligations, in each case only to the extent permitted by Section 6.1(f);

(d)

Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith in compliance with Section 5.3, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party;

(e)

carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of Applicable Law, arising in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of the Credit Party, provided that the Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(f)	statutory Liens incurred or pledges or deposits made under worker’s compensation, unemployment insurance and other social security legislation;

(g)

Liens or deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business

(h)

servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Credit Parties;

(i)

Liens of or resulting from any judgement or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Credit Parties shall at any time in good faith be prosecuting an appeal or proceeding for review, so long as the such judgements or awards do not at any time exceed $4,000,000 in the aggregate;

(j)

undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(k)

the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(l)

securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to a Credit Party;

(m)

Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that, in the case of a Credit Party such Liens or covenants do not materially and adversely affect the use of the lands by the Credit Party;

(n)

Liens consisting of royalties payable with respect to any asset or property of a Credit Party existing as of the Original Effective Date; provided that the existence of any such Lien on any material property or asset of a Credit Party shall have been disclosed in writing to the Lenders prior to the Original Effective Date;

(o)

Liens securing reimbursement obligations relating to letters of credit issued pursuant to this Agreement, provided that the value of the collateral subject to any such Lien does not exceed the amount of the related reimbursement obligation;

(p)

statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of a Credit Party under Environmental Laws to which any assets of such Credit Party are subject, provided that no Default or Event of Default shall have occurred and be continuing;

(q)

a Lien granted by a Credit Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;

(r)

any Lien on any property or asset of a Credit Party existing on the date hereof and set forth in Schedule 3.10; provided that (i) such Lien shall not apply to any other property or asset of such Credit Party, and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(s)

any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Credit Party after the date hereof prior to the time such Person becomes a Credit Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Credit Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be;

(t)	Liens securing Indebtedness to the extent permitted by Section 6.1(l); and

(u)

any extension, renewal or replacement of any of the foregoing; provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by (c) above.

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“Phase I Environmental Report” means the existing phase I environmental assessment report prepared by URS Canada Inc. dated November, 2004.

“PPSA” means the Personal Property Security Act (British Columbia), as amended from time to time.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien in favour of a Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Accounts or Eligible Inventory, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Security Documents.

“Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the purchase price of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.

“QST” means the Quebec sales tax imposed pursuant to an Act respecting the Québec sales tax.

“Register” has the meaning set out in Section 9.4(c).

“Reimbursement Obligations” means, at any date, the sum of the outstanding obligations of the Borrower to reimburse the Agent at such time to the extent that the Agent is obligated to reimburse (a) the Issuing Bank at such time pursuant to any Letter of Credit Guarantee and (b) the F/X Bank at such time pursuant to any F/X Contract.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials which is or may be in breach of any Environmental Laws.

“Required Lenders” means, at any time, Lenders having Exposure and unused Commitments representing more than 50% of the sum of the total Exposure and unused Commitments at such time.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer, the chief operating officer, or such other officer acceptable to the Agent and, in respect of financial or accounting matters, any Financial Officer of such Person; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

“Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person ranking in right of payment subordinate to any liability of such Person under the Loan Documents, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, (v) in respect of an Investment, other than Permitted Investments, or (vi) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.

“Restricted Subsidiary” means each Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revolving Loan” has the meaning set out in Section 2.1.

“RMB” means the People’s Republic of China Renminbi.

“Rolling Period” means, as at the end of any calendar month such calendar month taken together with the eleven immediately preceding calendar months.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sale/Leaseback Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Sale/Leaseback Transaction.

“Sale/Leaseback Transaction” means any arrangement between a Credit Party or any Restricted Subsidiary with any Person whereby the Credit Party or any such Restricted Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Credit Party or any such Restricted Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Credit Party or any such Restricted Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctions” means, with respect to any Person at any time, economic or financial sanctions or trade embargoes imposed, administered or enforced by any Sanctioning Authority that are applicable to such Person at such time.

“Sanctioned Country” means, at any time, a country, region or territory (or subdivision thereof) which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person with whom any Party is prohibited or restricted from transacting or otherwise dealing under any Sanction, whether by reason of designation under such Sanction or otherwise.

“Sanctioning Authority” means a Governmental Authority in a country where the Borrower or its Subsidiaries conduct business operations or have a presence and/or owns assets that is authorized to impose, administer and enforce Sanctions.

“Security Documents” means the agreements, documents or instruments described or referred to in Section 4.1 and Section 5.11 (including, to the extent such Section describes an amendment, the agreement, document or instrument amended thereby) and any and all other agreements, documents or instruments now or hereafter executed and delivered by any Credit Party or any other Person as security for the payment or performance of all or part of the obligations of the Borrower (or such Credit Party or other Person) hereunder or under any other Loan Documents, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.

“Settlement Date” means the date, which shall be weekly, or more frequently at the discretion of the Agent upon the occurrence of an Event of Default or a continuing decline or increase of the Loans, that the Agent and the Lenders shall settle among themselves so that (a) the Agent shall not at any time have, as the agent for the Lenders, any money at risk, and (b) on such Settlement Date each Lender shall be responsible for its pro rata amount of the Revolving Loan, calculated on the basis of each of their Applicable Percentages in respect of the outstanding Exposure as at such date, provided that each Settlement Date shall be a Business Day.

“Subordination Agreement” means the subordination agreement between the Agent and the Parent in respect of the Parent Subordinated Debt.

“Subsidiary” means, with respect to any Person (in this definition, the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Threshold Amount” has the meaning given to it in Section 5.12.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the entering into of F/X Contracts as contemplated herein.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the CDOR Rate, the Base Rate, the LIBO Rate, or is an LC.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower which, together with its Subsidiaries, represents less than 5% of the consolidated assets or consolidated gross revenues of the Borrower.

“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.

“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the spot rate at which U.S. Dollars are offered at the start of such day by the Agent in Toronto, Ontario.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Canadian Prime Rate Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Canadian Prime Rate Borrowing”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence from time to time and used in the preparation of the financial statements of the Borrower referred to in Section 5.1(a). Upon the adoption by the Borrower of International Financial Reporting Standards, or in the event of a change in GAAP, the Borrower and the Agent shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Agreement as at the Effective Date, and any new ratio or covenant shall be subject to approval by the Required Lenders. In the event that such negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the Effective Date.

1.5 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.

1.6 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.7 Joint and Several. For greater certainty, the liabilities of the Borrower and the General Partner hereunder and under the Security Documents are joint and several.

1.8 Effect of Amendment and Restatement of Existing Credit Agreement. The Existing Credit Agreement shall be amended and restated in its entirety as of the Effective Date upon satisfaction of the conditions precedent set forth in Section 4.1. The parties hereto acknowledge and agree that (a) this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the Obligations, (b) the Obligations are in all respects continuing (as amended and restated hereby), (c) the Liens as granted under the Loan Documents securing payment of Obligations are in all respect continuing and in full force and effect and secure the payment of Obligations (including, for greater certainty, those Obligations which any Credit Party has from time to time incurred or may incur or be under to the Agent or any Lender under, in connection with or with respect to this Agreement and the other Loan Documents to which such Credit Party is a party and any ultimate unpaid balance thereof), (d) upon the effectiveness of this Agreement, all (i) Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will continue as Loans made hereunder, any outstanding Letter of Credit under the Existing Credit Agreement will be deemed to have been issued as Letter of Credit hereunder on the terms and conditions set forth in this Agreement, and any F/X exposure outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will continue as F/X Exposure made hereunder.

1.9 Reaffirmation. The Borrower has previously executed the Security Documents and (a) reaffirms and agrees that the Security Documents are and shall remain in full force and effect; (b) acknowledges and reaffirms all obligations owing by it to the Administrative Agent and the Lenders under any Security Document; (c) reaffirms and agrees that nothing in the Security Documents obligates the Administrative Agent or the Lenders to seek reaffirmation of the Security Documents in connection with similar matters in the future; and (d) reaffirms and agrees that no requirement to so notify the Borrower or to seek the Borrower’s reaffirmation in connection with similar matters in the future shall be implied by the execution of this reaffirmation.

ARTICLE 2

THE CREDITS

2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender commits to make Loans (each such Loan made under this Section 2.1, a “Revolving Loan”) to the Borrower from time to time during the period commencing on the Original Effective Date and ending on the Maturity Date (each such commitment, a “Commitment”) in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Commitment”, provided that any Revolving Loans made by any Lender as requested by the Borrower will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Exposure exceeding either the total Commitment or the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans. In addition, the Borrower may request from time to time that the Commitment be increased in an aggregate principal amount of up to $10,000,000, provided that (i) the Agent and any Lender providing any portion of any such increase must consent in writing thereto (it being agreed that no Lender is required to provide any such Commitment increase), (ii) no increase in the Commitments shall be made if a Default or an Event of Default shall have occurred and be continuing or would result after giving effect to such increase, (iii) each such increase shall be in a minimum principal amount of $2,500,000, (iv) the Borrower shall pay to the Agent, for the account of the Lenders, a one-time fee in an amount equal to 0.2% of the amount of each such Commitment increase, (v) the aggregate principal amount of all such Commitment increases shall not exceed $10,000,000. The pro rata share of each Lender’s Commitment hereunder shall automatically increase as a result of any permitted increase in the Commitment hereunder, and Schedule A shall be amended to reflect any such permitted increase.

2.2 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders rateably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to the Letter of Credit Sub-Line limitation, the F/X Contract Sub-Line limitation, the Borrowing Base limitations and the other limitations on Loans and Borrowings as provided in this Agreement, each Borrowing shall be comprised entirely of Canadian Prime Loans, Bankers Acceptances, B/A Equivalent Loans, Base Rate Loans, LIBO Rate Loans and/or the delivery of Letters of Credit Guarantees or the entry into F/X Contracts as the Borrower may request in accordance herewith. For greater certainty, the Agent’s assistance in obtaining the F/X Contracts and the F/X Bank’s agreement to provide the F/X Contracts shall at all times and in all respects be in the Agent’s and F/X Bank’s sole discretion.

(c) Each Lender may at its option make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not result in any increased costs for the Borrower or affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$500,000 and not less than Cdn.$1,000,000. At the commencement of each Contract Period for any B/A Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$500,000 and not less than Cdn.$1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five B/A Borrowings or five LIBO Rate Borrowings outstanding.

2.3 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Agent of such request by written Borrowing Request (i) in the case of a LIBO Rate Borrowing, not later than 1:00 p.m., Toronto time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a B/A Borrowing, not later than 1:00 p.m., Toronto time, two Business Days before the date of the proposed Borrowing, or (iii) in the case of a Canadian Prime Borrowing or a Base Rate Borrowing, not later than 1:00 p.m., Toronto time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Canadian Prime Borrowing or a Base Rate Borrowing to finance the reimbursement of an LC Disbursement may be given not later than 1:00 p.m., Toronto time, on the date of the proposed Borrowing, or (iv) in the case of the issuance of a Letter of Credit Guarantee in accordance with Section 2.18, not later than 1:00 p.m., Toronto time, five (5) Business Days before the date of the proposed Borrowing. The Agent and each Lender are entitled to rely and act upon any written Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Agent or any Lender has advanced funds or made a B/A Borrowing or issued a Letter a Credit Guarantee based on such written Borrowing Request. Each such written Borrowing Request shall be substantially in the form of Exhibit B and shall specify the following information:

(i)	the aggregate amount of each requested Borrowing and the Class thereof;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a Canadian Prime Borrowing, a B/A Borrowing, a Base Rate Borrowing, a LIBO Rate Borrowing, the issuance of a Letter of Credit Guarantee in accordance with Section 2.18;

(iv)

in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of a B/A Borrowing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U.S. Dollars). If no currency is specified, the Borrowing shall be denominated in Canadian Dollars. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of a one month duration. If no Contract Period is specified with respect to any requested B/A Borrowing, then the Borrower shall be deemed to have selected a Contract Period of a one month duration.

(c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of (i) a LIBO Rate Borrowing, may elect a new Interest Period therefor, or (ii) a B/A Borrowing, may elect a new Contract Period therefor, all as provided in this Section 2.3(c). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their Applicable Percentage, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3(c), the Borrower shall notify the Agent of such election in the manner and by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. In addition to the information specified in Section 2.3(a), each Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing.

(d) In the absence of a timely and proper election with regard to (i) LIBO Rate Borrowings, the Borrower shall be deemed to have elected to convert such LIBO Rate Borrowings to Base Rate Borrowings on the last day of the Interest Period of the relevant LIBO Rate Borrowings, and (ii) B/A Borrowings, the Borrower shall be deemed to have elected to convert such B/A Borrowings to Canadian Prime Borrowings on the last day of the Contract Period of the relevant B/A Borrowings.

(e) The Agent shall not incur any liability to the Borrower as a result of acting in accordance with any notice or request referred to in this Section 2.3, which notice or request the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Loans on its behalf or for otherwise acting in good faith under this Section 2.3, and the crediting of Loans to the Borrower’s disbursement accounts, or transmittal to such Person or other bank account as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Loans as provided herein.

(f) Except to the extent otherwise permitted to the contrary hereunder, any Borrowing Request made pursuant to in this Section 2.3 shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

2.4 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Toronto time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request. The Borrower shall satisfy Reimbursement Obligations promptly as they arise by way of a request for a Loan and all Loans made hereunder to satisfy Reimbursement Obligations: (i) in respect of any Letter of Credit Guarantee shall be remitted by the Agent to the Issuing Bank in accordance with such Letter of Credit Guarantee (unless the Issuing Bank has already been fully reimbursed directly by the Borrower in respect of drawings under the Letter of Credit which is the subject of such Letter of Credit Guarantee), and (ii) in respect of any F/X Contract shall be remitted by the Agent to the F/X Bank in accordance with such F/X Contract (unless the F/X Bank has already been fully reimbursed directly by the Borrower in respect of all such losses in respect of the F/X Contract).

(b) The Agent may, upon notice given by the Agent no later than 2:00 p.m., Toronto time on any Settlement Date, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Applicable Percentage (calculated with respect to the aggregate Commitments then outstanding) of the aggregate amount of the Revolving Loans made by the Agent from the preceding Settlement Date to the date of such notice. Each Lender’s obligation to make the Revolving Loans and to make the settlements pursuant to this Section 2.4 shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defence or other right which any such Lender or the Borrower may have against the Agent, the Borrower, any Lender or any other Person for any reason whatsoever; (ii) any adverse change in the condition (financial or otherwise) of the Borrower; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Without limiting the liability and obligation of each Lender to make such advances, the Borrower authorizes the Agent to charge the Borrower’s Operating Account to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency. To the extent that any Lender has failed to fund all such payments and Revolving Loans, the Agent shall be entitled to set off the funding short-fall against that Lender’s pro rata share of all payments received from the Borrower.

(c) The Agent, for the account of the Lenders, shall disburse all amounts to the Borrower and shall handle all collections. It is understood that for purposes of advances to the Borrower and for purposes of this Section 2.4, the Agent is using the funds of the Agent.

(d) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Borrower that such Lender will not make the amount which would constitute its share of the Borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this Section 2.4 shall be conclusive, absent manifest error. If such Lender’s share of such Borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Borrower without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this shall relieve any Lender which has failed to make available its Applicable Percentage of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Borrower the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Applicable Percentage thereof.

(e) On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their Applicable Percentage share of all outstanding Obligations other than in respect of F/X Contracts, which shall remain with the F/X Bank.

(f) The Agent shall forward to each Lender, at the end of each calendar month, a copy of the account statement rendered by the Agent to the Borrower.

(g) The Agent shall, after receipt of any interest and fees earned under this Agreement, promptly remit to the Lenders their Applicable Percentage of any (i) fees they are entitled to receive, and (ii) interest computed at the rate and as provided for in this Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of such interest amounts.

2.5 Interest.

(a) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus (or, at any time when Adjusted Average Excess Availability is equal to or greater than 25%, minus) the Applicable Margin from time to time in effect. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Base Rate plus (or, at any time when Adjusted Average Excess Availability is equal to or greater than 25%, minus) the Applicable Margin from time to time in effect. The Loans comprising each LIBO Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for the Interest Period in effect for such LIBO Rate Borrowing plus the Applicable Margin in effect on the first day of the relevant Interest Period. The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.

(b) If there is a Default or an Event of Default has occurred and is continuing, all amounts outstanding hereunder (including all Loans and all Letter of Credit Exposure and F/X Exposure) shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans.

(c) Accrued interest on each Loan shall be payable in arrears on the earlier of (i) each applicable Interest Payment Date, and (ii) the date of termination of the Commitments. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate, Base Rate, LIBO Rate or B/A Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day, 365-day or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(f) The Borrower acknowledges and confirms that:

(i)	Section 2.5(e) above satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document; and

(ii)	each Credit Party is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon the methodology set out in Section 2.5(e) above.

(g) The Borrower agrees not to, and to cause each Credit Party not to, plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to any Credit Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other Applicable Law or legal principle.

(h) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.5; and

(ii)

thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(i) Any Loan that is outstanding on the Effective Date under the Existing Credit Agreement that is comprised of a Canadian Prime Borrowing shall, as of the Effective Date, bear interest in accordance with Section 2.5(a) hereof.

(j) Any Loan that is outstanding on the Effective Date under the Existing Credit Agreement that is comprised of a B/A Borrowing or a LIBO Rate Borrowing shall continue to be subject to any fees and interest calculated in accordance with the Existing Credit Agreement until the expiration date of the applicable Contract Period, or Interest Period, as applicable.

(k) Any Letter of Credit issued under the Existing Credit Agreement which remains outstanding on the Effective Date shall continue to be subject to participation fees and fronting fees determined in accordance with the Existing Credit Agreement until the expiration date of such Letter of Credit. If any such Letter of Credit is extended, such Letter of Credit shall be subject to participation fees and fronting fees under this Agreement.

(l) Notwithstanding anything to the contrary contained in this Agreement, if, as a result of any restatement or other adjustment to the financial statements delivered under this Agreement (including any adjustment to unaudited financial statements as a result of subsequent audited financial statements) or for any other reason (including without limitation an adjustment on any Borrowing Base Report delivered hereunder), the Borrower, the Agent or the Lenders determine that Adjusted Average Excess Availability as of any applicable date was inaccurate and, as a result of such inaccuracy, the Applicable Margin applicable to any Loans or any fees for any period was lower than would otherwise be the case had such inaccuracy not occurred, then the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, if an Event of Default pursuant to any of Sections 7.1(i), (j) or (k) shall have occurred and be continuing, automatically and without further action by the Agent), an amount equal to the excess of the amount of interest and fees that should have been paid by the Borrower for such period over the amount of interest and fees actually paid by the Borrower for such period, plus interest on such amount at the rate otherwise applicable herein.

2.6 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may, upon five Business Days prior written notice to the Agent, permanently cancel any unused portion of the Commitments, provided, however, that the Borrower shall pay to the Agent, on the date on which such cancellation becomes effective, the Early Termination Fee in respect of the cancelled portion of the Commitments. Notwithstanding the foregoing, no Early Termination Fee shall be payable if the Borrower enters into financing arrangements with CIBC concurrently with the effectiveness of such cancellation. The Agent shall promptly notify each Lender of the receipt by the Agent of any such notice. Any such cancellation shall be applied rateably in respect of the Commitments of each Lender. Each notice delivered by the Borrower pursuant to this Section 2.6(b) shall be irrevocable.

(c) Subject to the other terms and conditions of this Agreement and unless the Commitments have been earlier terminated, the Commitments shall be available hereunder until the Maturity Date.

2.7 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the earlier of the Maturity Date and the date that the Commitment is terminated pursuant to Section 2.6(b) or Section 7.1.

2.8 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Type thereof and, in the cases of B/A Borrowings and LIBO Rate Loans, the relevant Contract Period or Interest Period, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Agent and any Lender, the records maintained by the Agent shall govern.

(d) Any Lender may request that Loans (other than B/A Borrowings) made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9 Prepayments.

(a) Mandatory Borrowing Base Prepayments. If at any time the aggregate Exposure of all Lenders is in excess of the Borrowing Base, the Borrower shall immediately pay to the Agent, for the account of the Lenders, the amount of such excess to be applied (i) first, in satisfaction of all Reimbursement Obligations, if any, outstanding at such time, (ii) second, as a prepayment of the Revolving Loans, and (iii) third, as Cover for any remaining Letter of Credit Exposure, F/X Exposure and Bankers Acceptances in an amount of such remaining excess.

(b) Currency Fluctuations. If, at any time, the Canadian $ Equivalent of the Loans made by any Lender to the Borrower under any Credit exceeds the Commitment of such Lender under such Credit (any such excess being referred to in this Section as an “Excess Amount”), then the Borrower will repay to the Agent, for the account of each applicable Lender, an amount equal to the Excess Amount with respect to such Lender. If the amount of any Excess Amount with respect to any Lender is equal to or greater than 3% of the Commitment of such Lender for the applicable Credit, then the repayment of the Excess Amount to such Lender shall be made by the Borrower within one Business Day after the Agent requests such repayment. If the amount of any Excess Amount with respect to any Lender is less than 3% of the Commitment of such Lender for such credit, then the repayment of the Excess Amount to such Lender shall be made on the next Quarterly Date. The Agent shall request repayment of any Excess Amount forthwith upon request therefor by any Lender, but the Agent is not otherwise required to monitor Excess Amount levels or to request repayment thereof.

(c) Notice by Borrower. Each prepayment notice provided by the Borrower hereunder in respect of any permanent repayment or prepayment hereunder shall be in a form acceptable to the Agent and shall be irrevocable.

(d) Notice by Agent. Upon receipt of a notice of prepayment pursuant to this Section 2.9, the Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment and the corresponding Early Termination Fee, if any.

2.10 Fees.

(a) The Borrower shall pay to the Agent for the account of and distribution to each Lender rateably in accordance with each such Lender’s Applicable Percentage a standby fee for the period commencing on the date of this Agreement to and including the Maturity Date (or such earlier date as the Commitments shall have been terminated entirely) computed at a rate of 0.25% per annum on the average daily excess amount of the aggregate Commitments over the aggregate Exposure (but excluding, solely for the purpose of this Section 2.10, any F/X Exposure). The standby fees on the Commitments shall be calculated monthly in arrears on the last Business Day of each calendar month (and on the date on which the Commitments terminate) and each such calculated amount shall be payable on the first Business Day of the immediately following calendar month (or on the date on which the Commitments terminate, as the case may be). All standby fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Agent for the account of each Lender rateably in accordance with each Lender’s Applicable Percentage, a guarantee fee (an “LC Guarantee Fee”) with respect to the provision of Letter of Credit Guarantees, at the rate per annum equal to the Applicable Margin on the average daily amount of the Letter of Credit Exposure during the period from and including the date of this Agreement (or the date on which any Letter of Credit Exposure first exists to but excluding the latter of: (i) the date of termination of the Commitments and (ii) the date on which there ceases to be any Letter of Credit Exposure. All such LC Guarantee Fees (the “LC Fees”) shall be calculated monthly in arrears on the last Business Day of each calendar month (and on the date on which the Commitments terminate) and each such calculated amount shall be payable on the first Business Day of the immediately following calendar month (or on the date on which the Commitments terminate, as the case may be); provided that all LC Fees, together with all Standard LC Fees (as defined below), accruing after the date on which the Commitments terminate shall be payable on demand. All LC Fees payable pursuant to this Section 2.10(b) shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower also agrees to pay to the Agent, for the account of the Issuing Bank, the Issuing Bank’s standard fees (the “Standard LC Fees”) with respect to the issuing, administration, handling, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Such standard fees shall be payable within 10 days after demand by the Agent or the Issuing Bank.

(c) The Borrower agrees to pay to the Agent, for its own account, on the date of this Agreement and on the first Business Day of each calendar month thereafter an administrative management fee in an amount equal to Cdn.$1,000, which the Borrower acknowledges and agrees shall be fully earned when paid.

(d) The Borrower agrees to pay to the Agent, for its own account, the Agent’s standard charges, fees, costs and expenses for its field examinations, verifications and audits in an amount equal to $1,200 per person per day plus such field examiner’s and auditor’s reasonable out-of-pocket expenses.

(e) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent, for its own account or for distribution to the Lenders. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.

2.11 B/A Borrowings.

(a) Subject to the terms and conditions of this Agreement, the Borrower may request a Borrowing by presenting drafts for acceptance and purchase as Bankers Acceptances by the Lenders.

(b) No Contract Period with respect to a B/A Borrowing shall extend beyond the Maturity Date. The Borrower shall not be entitled to obtain or roll over any B/A Borrowings at any time that a Default or an Event of Default has occurred and is continuing.

(c) To facilitate availment of B/A Borrowings, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of Bankers Acceptances in the form requested by such Lender. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of Bankers Acceptances for acceptance under this Agreement. The Borrower recognizes and agrees that all Bankers Acceptances signed and/or endorsed by a Lender on behalf of the Borrower shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such Bankers Acceptances endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers Acceptances required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument. Each Lender shall maintain a record with respect to Bankers Acceptances (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of the Borrower, a Lender shall cancel all forms of Bankers Acceptances which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to be issued in accordance with the Borrower’s irrevocable notice. Alternatively, the Borrower agrees that, at the request of the Agent, the Borrower shall deliver to the Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of the Borrower to be accepted as Bankers Acceptances hereunder shall be signed as set out in this Section 2.11. Notwithstanding that any person whose signature appears on any Bankers Acceptances may no longer be an authorized signatory for any Lender or the Borrower at the date of issuance of a Bankers Acceptances, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers Acceptances so signed shall be binding on the Borrower.

(e) Promptly following receipt of a Borrowing Request specifying a Borrowing by way of Bankers Acceptances, the Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the Bankers Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). The aggregate face amount of the Bankers Acceptances to be accepted by the Lenders shall be in a minimum aggregate amount of Cdn.$1,000,000 and shall be a whole multiple of Cdn.$500,000, and such face amount shall be in the Lenders’ pro rata portions of such Borrowing, provided that the Agent may in its sole discretion increase or reduce any Lender’s portion of such B/A Borrowing to the nearest Cdn.$100,000 without reducing the overall Commitments.

(f) Upon acceptance of a Bankers Acceptance by a Lender, such Lender shall purchase, or arrange for the purchase of, each Bankers Acceptance from the Borrower at the Discount Rate for such Lender applicable to such Bankers Acceptance accepted by it and provide to the Agent the Discount Proceeds therefor for the account of the Borrower. The Acceptance Fee payable by the Borrower to a Lender under Section 2.5 in respect of each Bankers Acceptance accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.11.

(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers Acceptances accepted and purchased by it.

(h) If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Agent in writing that it is otherwise unable to accept Bankers Acceptances, such Lender will, instead of accepting and purchasing Bankers Acceptances, make a Loan (a “B/A Equivalent Loan”) to the Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Borrower. Each such B/A Equivalent Loan will bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Borrower as the Bankers Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers Acceptance would be deducted from the face amount of the Bankers Acceptance. Subject to repayment requirements, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(i) With respect to each B/A Borrowing, at or before 10:00 a.m. two Business Days before the last day of the Contract Period of such B/A Borrowings, the Borrower shall notify the Agent in writing, if the Borrower intends to issue Bankers Acceptances on such last day of the Contract Period to provide for payment of such maturing B/A Borrowing. If the Borrower fails to notify the Agent of its intention to issue Bankers Acceptances on such last day of the Contract Period, the Borrower shall provide payment to the Agent on behalf of the Lenders of an amount equal to the aggregate face amount of such B/A Borrowing on the last day of the Contract Period thereof. If the Borrower fails to make such payment, such maturing B/A Borrowing shall be deemed to have been converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the aggregate amount of such B/A Borrowing.

(j) The Borrower waives presentment for payment and any other defence to payment of any amounts due to a Lender in respect of a Bankers Acceptances accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers Acceptances being held, at the maturity thereof, by such Lender in its own right, and the Borrower agrees not to claim any days of grace if such Lender, as holder, sues the Borrower on the Bankers Acceptances for payment of the amount payable by the Borrower thereunder. On the last day of the Contract Period of a Bankers Acceptances, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall pay the Lender that has accepted and purchased such Bankers Acceptances the full face amount of such Bankers Acceptances and, after such payment, the Borrower shall have no further liability in respect of such Bankers Acceptances and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Bankers Acceptances.

(k) If a Lender grants a participation in a portion of its rights under this Agreement to a Participant under Section 9.4(e), then, in respect of any B/A Borrowing, a portion thereof may, at the option of such Lender, be by way of Bankers Acceptance accepted by such Participant. In such event, the Borrower shall upon request of the Agent or the Lender granting the participation execute and deliver a form of Bankers Acceptances undertaking in favour of such Participant for delivery to such Participant.

(l) Except as required by any Lender upon the occurrence of an Event of Default, no B/A Borrowing may be repaid by the Borrower prior to the expiry date of the Contract Period applicable to such B/A Borrowing; provided, however, that the Borrower may defease any B/A Borrowing by depositing with the Agent an amount that is sufficient to repay such B/A Borrowing on the expiry date of the Contract Period applicable to such B/A Borrowing.

2.12 Increased Costs; Illegality.

(a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)

impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Indemnified Tax or other charge with respect to its LIBO Rate Loans or any Letter of Credit or participation therein, or its obligation to make LIBO Rate Loans or any Letter of Credit);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) and such Lender’s desired return on capital, then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, and Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law for purposes of this Section 2.12(b) regardless of the date enacted, adopted, issued or implemented.

(c) A certificate of a Lender setting forth amount or amounts necessary to compensate such Lender as specified in Sections 2.12(a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the current or reasonably expected foreign currency markets are unusually unstable or that the making or continuance of any Loan denominated in a currency other than Canadian Dollars has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Applicable Law, or by any applicable guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the Borrower referred to in this Section 2.12(e), the Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, Loans denominated in a currency other than Canadian Dollars shall be immediately suspended, and thereafter any requested Borrowing of Loans denominated in a currency other than Canadian Dollars shall, as to such Lender only, be deemed to be a request for a Canadian Prime Loan, and if the affected Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by Applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Agent and the affected Lender, convert each such Loan denominated in a currency other than Canadian Dollars into a Canadian Prime Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.12(e).

(f) If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(i)	the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii)

the Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for LIBO Rate Borrowings may be made to Lenders that are not affected thereby, and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

2.13 Break Funding Payments. In the event of (a) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (b) the payment or conversion of any principal of any B/A Borrowing or LIBO Rate Loan other than on the last day of a Contract Period or, as applicable, Interest Period applicable thereto (including as a result of an Event of Default), or (c) the prepayment or conversion of any B/A Borrowing or LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.14 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14), the Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower shall make such deduction or withholding, and (iii) the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law the full amount deducted or withheld.

(b) In addition to the payments by the Borrower required by Section 2.14(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Agent, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Agent, such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) If, following the imposition of any Taxes on any payment by the Borrower to any Lender in respect of which the Borrower is required to make an additional payment pursuant to this Section 2.14, any Lender receives or is granted a credit against or remission for or deduction from or in respect of any Taxes paid by it or shall obtain any other relief which, in such Lender’s opinion, is both reasonably identifiable and quantifiable by it without involving it in an unacceptable administrative burden (any of the foregoing being a “saving”), such Lender will reimburse the Borrower with such amount as such Lender shall have concluded, in its absolute discretion but in good faith, to be the amount or value of the relevant saving. Nothing herein contained shall interfere with the right of any Lender to arrange its affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its affairs. Each Lender will notify the Borrower promptly of the receipt by such Lender of any such saving and of such Lender’s opinion as to the amount or value thereof, and any reimbursement to be made by such Lender will be made promptly on the date of receipt of such saving by such Lender or, if later, on the last date on which the applicable taxation authority would be able in accordance with applicable law to reclaim or reduce such saving.

2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or amounts payable in respect of Reimbursement Obligations, amounts payable under any of Sections 2.12, 2.13 or 2.14, or amounts otherwise payable hereunder) prior to 1:00 p.m., Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at the Payment Office, except that payments pursuant to any indemnities contained herein shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Rate Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under this Section 2.15 in respect of LIBO Rate Loans and Base Rate Loans shall be made in U.S. Dollars. All other payments under this Section 2.15 shall be made in Canadian Dollars. The Borrower hereby authorizes the Agent to debit the Operating Account to effect any payment due to the Lenders or the Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by the Borrower to the Agent in same day funds.

(b) Unless an Event of Default has occurred and is continuing (in which case, Section 7.2(d) shall apply), if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest, fees, amounts payable in respect of Repayment Obligations, amounts payable under any of Sections 2.12, 2.13 or 2.14 and other amounts payable hereunder, any available funds shall be applied (i) first, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and in satisfaction of Reimbursement Obligations then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations, and (iii) third, towards payment of amounts payable under any of Sections 2.12, 2.13 or 2.14 and other amounts otherwise payable hereunder.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on or fees in respect of any of its Revolving Loans or its share of Reimbursement Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of any principal of or interest on or fees in respect of any of its Revolving Loans or participations in Reimbursement Obligations than the proportion to which it is entitled, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or participations in Reimbursement Obligations owed to other Lenders (as the case may be) to the extent necessary so that the benefit of all such payments shall be shared by the Lenders rateably taking into account each of the Applicable Percentages in respect of each Lender; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.15(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the applicable rate for Canadian Prime Loans (if such amount is denominated in Canadian Dollars) or the applicable rate for Base Rate Loans (if such amount is denominated in U.S. Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.15(d) until all such unsatisfied obligations are fully paid.

(f) Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.16 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, the Borrower will, on the date of receipt by the Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.17 Collection of Accounts.

(a) The Borrower shall, and shall cause each other Credit Party to, at its expense, enforce, collect and receive all amounts owing on its Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof. Any proceeds received by a Credit Party in respect of Accounts, and any cheques, cash, credit card sales and receipts, notes or other instruments or property received by a Credit Party with respect to any Collateral, shall be held by such Credit Party in trust for the Agent, separate from such Credit Party’s own property and funds, and promptly turned over to the Agent with proper assignments or endorsements by deposit to the Blocked Accounts.

(b) The Borrower shall, and shall cause each other Credit Party to at the request of the Agent: (i) indicate on all of its invoices that funds should be delivered to and deposited in a lock box or a Blocked Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the lock boxes or the Blocked Accounts; (iii) irrevocably authorize and direct any bank which maintains any Credit Party’s initial receipt of cash, cheques and other items to promptly wire transfer all available funds to a Blocked Account; and (iv) advise all such banks of the Agent’s security interest in such funds. The Borrower shall, and shall cause each other Credit Party to, provide the Agent with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Original Effective Date. All amounts received by the Agent in payment of Accounts will be credited to the Operating Account when the Agent is advised by its bank of its receipt of “collected funds” at the Agent’s bank account in Toronto, Ontario on the Business Day of such advise if advised no later than 12:00 noon, Toronto time, or on the next succeeding Business Day if so advised after 12:00 noon, Toronto time. No cheques, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

(c) The Borrower shall, and shall cause each other Credit Party to, establish and maintain, in its own respective name and at its expense, deposit accounts and lock boxes with such banks as are acceptable to the Agent (the “Blocked Accounts”) into which the Borrower shall promptly cause to be deposited: (i) all proceeds of Collateral received by any Credit Party, including all amounts payable to any Credit Party from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by any Credit Party at each of its locations, all as further provided in Section 2.17(b). The banks at which the Blocked Accounts are established and the applicable Credit Parties shall enter into three-party agreements, in form and substance satisfactory to the Agent (the “Blocked Account Agreements”), providing that, among other things, all cash, cheques and items received or deposited in the Blocked Accounts are subject to Liens in favour of the Agent, that the depository bank has no Lien upon, or right of set off against, the Blocked Accounts and any cash, cheques, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Agent may from time to time designate for such purpose. The Borrower hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Agent, whether as proceeds of Inventory or other Collateral or otherwise, shall be subject to the Liens in favour of the Agent. The Blocked Accounts Agreements will be “springing dominion agreements” and the Agent will be entitled to exercise full dominion and control over the blocked accounts at any time when Excess Availability is less than the Threshold Amount.

(d) The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lenders are relying on the Borrower’s acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrower and in particular that any accommodations of credit are being provided by the Lenders to the Borrower strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

2.18 Letters of Credit. In order to assist the Borrower in establishing Letters of Credit with the Issuing Bank, the Borrower has requested the Agent and the Agent has agreed to execute a Letter of Credit Guarantee subject to the following terms and conditions:

(a) Within the limits of the Commitments and the Borrowing Base, and the other limitations contained in this Agreement, the Agent shall assist the Borrower in obtaining Letters of Credit, denominated in Canadian Dollars or U.S. Dollars, in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line. The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Borrower and it is further understood the term of each Letter of Credit issued cannot be for a term that extends beyond the Maturity Date. Any and all outstanding Letter of Credit Guarantees shall be reserved dollar for dollar from the Borrowing Base as an Availability Reserve. Upon the expiry of a Letter of Credit Guarantee, amounts reserved as an Availability Reserve in respect of such Letter of Credit Guarantee, as the case may be, shall no longer be reserved from the Borrowing Base as an Availability Reserve.

(b) The Agent shall have the right, without notice to the Borrower, to charge the Borrower’s Operating Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent under the Letter of Credit Guarantees at the earlier of (a) payment by the Agent under the Letter of Credit Guarantee; or (b) the occurrence and continuance of an Event of Default. Any amount so charged to the Borrower’s Operating Account shall be deemed a Canadian Prime Rate Loan or a US Base Rate Loan hereunder, depending on the currency of the Borrower’s payment obligation thereunder, and shall incur interest at the rate provided in Section 2.5.

(c) The Borrower unconditionally indemnifies the Agent and holds the Agent harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent under the Letter of Credit Guarantee. This indemnity shall survive termination of this Agreement. The Borrower agrees that any charges incurred by the Agent for the Borrower’s account from the Issuing Bank shall be conclusive upon the Agent and may be charged to the Borrower’s Operating Account.

(d) The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (e) any deviation from instructions; (f) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (g) any breach of contract between the shipper or vendors and the Borrower.

(e) The Borrower agrees that any action taken by the Agent, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Borrower and shall not result in any liability whatsoever of the Agent to the Borrower. In furtherance thereof, the Agent shall have the full right and authority to: (a) clear and resolve any questions of non compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guarantees (and applications therefor), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances or Letters of Credit Guarantees; all in the Agent’s sole discretion. The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any consent from the Borrower. In addition, without the Agent’s express consent and endorsement in writing, the Borrower agrees: (a) not to (i) execute any applications for steamship or airway guarantees, indemnities or delivery orders; (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances or Letters of Credit Guarantees; and (b) upon the occurrence and during the continuance of an Event of Default, not to (i) clear and resolve any questions of non compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

(f) The Borrower shall, and shall cause each other Credit Party to: (a) procure any necessary import, export or other licenses or certificates for the import or handling of the Collateral; (b) comply with all Applicable Law in regard to the shipment and importation of the Collateral, or the financing thereof; and (c) deliver to the Agent any certificates in that regard that the Agent may at any time request to be furnished. In connection herewith, the Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with Applicable Law of the countries in which the shipments originate and terminate, and are not prohibited by any such Applicable Law. The Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, provincial, state, federal or foreign Taxes, duties, or levies with respect to such Collateral. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower’s risk, liability and responsibility.

(g) Upon any payments made to the Issuing Bank under the Letter of Credit Guarantee, the Agent shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

2.19 F/X Contracts. Subject to Sections 4.1 and 4.2, the Borrower may request F/X Contracts in accordance with this Section 2.19:

(a) Within the limits of the Commitments and the Borrowing Base and the other limitations as contained in this Agreement, the Agent may assist the Borrower on an uncommitted basis to obtain F/X Contracts in an amount such that the F/X Exposure does not exceed the outstanding amount of the F/X Contract Sub-Line. The Agent’s assistance in obtaining the F/X Contracts and the F/X Bank’s agreement to provide the F/X Contracts shall at all times and in all respects be in the Agent’s and F/X Bank’s sole discretion. The entry into F/X Contracts for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. Any F/X Contract will be documented by separate documentation in the form required by the F/X Bank. The term, form and purpose of the F/X Contract and all confirmations and other documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the F/X Bank and the Borrower.

(b) The Agent shall have the right, without notice to the Borrower, to charge the Borrower’s loan account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent or the F/X Bank under any F/X Contract at such time which is the earlier of (a) payment by the Agent under the F/X Contract; or (b) the occurrence and continuance of an Event of Default, unless the Borrower has provided Cover to the Agent. Any amount charged to Borrower’s loan account shall be deemed a Canadian Prime Loan or a Base Rate Loan hereunder, depending on the currency of the Borrower’s payment obligation in respect of such F/X Contract, and shall incur interest at the rate provided in Section 2.5.

(c) Each of the Credit Parties unconditionally agrees to indemnify the Agent and the F/X Bank and holds the Agent and the F/X Bank harmless from any and all loss, claim or liability incurred by the Agent or the F/X Bank arising from any transactions or occurrences relating to F/X Contracts, the collateral relating thereto, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by the F/X Bank, other than for any such loss, claim or liability arising out of the gross negligence or wilful misconduct of the Agent or the F/X Bank, as applicable. This indemnity shall survive termination of this Agreement. The Borrower agrees that any charges incurred by the Agent or the F/X Bank, as applicable, are for the Borrower’s account and may be charged to the Borrower’s loan account.

(d) Each of the Credit Parties agrees that any action taken by the Agent, if taken in good faith, or any action taken by the F/X Bank, under or in connection with the F/X Contracts or the Collateral, shall be binding on the Credit Parties and shall not result in any liability whatsoever of the Agent or any Lender to any Credit Party.

(e) All rights, remedies, duties and obligations of the Credit Parties in respect of F/X Contracts shall be secured by the Liens arising under the Security Documents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder and to permit the Borrower to obtain F/X Contracts, each Credit Party hereby represents and warrants to the Agent and each Lender that each statement set forth in this Article 3 is true and correct on the date hereof, and will be true and correct on the date of each Borrowing, on the date each Letter of Credit is requested hereunder and on the date each Letter of Credit is issued hereunder:

3.1 Organization; Powers. The Borrower and each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate or partnership powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each other Credit Party party thereto and constitute legal, valid and binding obligations of the Borrower and each other Credit Party party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.3, (b) will not violate any Applicable Law or the charter, by-laws or other organizational documents of the Borrower or any other Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Credit Party, except for any Lien arising in favour of the Agent, for the benefit of the Lenders, under the Loan Documents.

3.4 Financial Condition; No Material Adverse Effect.

(a) The Borrower has furnished to the Lenders its consolidated balance sheets and statements of income, retained earnings and changes in financial position as of and for the portion of the Fiscal Year ended December 31, 2017. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2017, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) All information (including that disclosed in all financial statements) pertaining to the Borrower and its Subsidiaries (other than projections) (in this Section 3.4(c), the “Information”) that has been or will be made available to the Lenders, or the Agent by the Borrower or any representative of the Borrower and the other Credit Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders, or the Agent by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.

3.5 Litigation.

(a) Except as disclosed in Schedule 3.5, there are no actions, suits, counterclaims or proceedings (including any Tax-related matter) by any Person or investigation by any Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the other Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, any other Loan Document, or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.6 Compliance with Applicable Laws and Agreements. The Borrower and each other Credit Party is in compliance with all Applicable Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

3.7 Ownership. As at the date of this Agreement, the registered and beneficial holders of all of the Equity Securities of the Borrower are as set out on Schedule 3.7.

3.8 Taxes. Other than as disclosed in Schedule B, the Borrower and each other Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Credit Party, as applicable, has set aside on its books adequate reserves.

3.9 Titles to Real Property. The Borrower and each other Credit Party have indefeasible fee simple title to their respective owned real properties (or in Quebec, immoveable properties), and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, including the Liens disclosed to the Lenders in Schedule 3.9.

3.10 Titles to Personal Property. The Borrower and each other Credit Party have title to their respective owned personal properties (or, in Quebec, moveable properties), and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens, including the Liens disclosed in Schedule  3.10.

3.11 Pension Plans. Schedule 3.11 lists all Pension Plans and Benefit Plans maintained or contributed to by each Credit Party as at December 31, 2017, and indicates, for each Pension Plan, whether such Pension Plan is a defined benefits plan (“Defined Benefits Plan”) or a defined contribution plan. Since December 31, 2017, no Credit Party has established any new Defined Benefits Plan. Except for employees of any Credit Party who were, as of December 31, 2008, a beneficiary of a Defined Benefits Plan, no employee of any Credit Party (including, for greater certainty, any new employee of any Credit Party who became employed after such date) has, is or will be entitled to become a beneficiary of a Defined Benefits Plan. Other than as set forth in Schedule 3.11, no Credit Party has converted any Defined Benefits Plan to a defined contribution plan which is continuing. The Pension Plans are duly registered under the ITA and any other Applicable Laws which require registration, have been administered in accordance with the ITA and such other Applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of the Borrower and each other Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no inactive plans or outstanding disputes concerning the assets of the Pension Plans or any benefit plans. No promises of benefit improvements under the Pension Plans or any benefit plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Credit Party to the Pension Plans or any benefit plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws. There have been no improper withdrawals or applications of the assets of the Pension Plans or any benefit plans. Except as disclosed in Schedule 3.11, as of the date hereof, each of the Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP). Neither the Borrower, nor any Credit Party is subject to the United States Employee Retirement Income Security Act of 1974, as amended. Subject to the matters disclosed in Schedule 3.11:

(a) for any Pension Plan or fund, and for any other employee benefit plan which is a defined contribution plan requiring the Borrower or each other Credit Party to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such Pension Plan or fund, all required employer contributions have been properly withheld by the Borrower or such Subsidiary and fully paid into the funding arrangements for the applicable Pension Plan or fund,

(b) except as otherwise set forth in Schedule 3.11, for any Defined Benefits Plan, in each case of the Borrower or any other Credit Party: (A) each such Pension Plan or fund or Defined Benefits Plan is fully funded on both a solvency basis and a going concern basis, (B) the most recent actuarial valuations in respect thereof are disclosed in Schedule 3.11, (C) no material changes have occurred since the date of such actuarial valuations which could reasonably be expected to materially adversely affect the conclusions of the actuary concerning the funding of any Defined Benefits Plan, and (D) all payments and contributions required to be remitted or paid to or in respect of each such Pension Plan or fund or Defined Benefits Plan, including special payments and any other payments in respect of any funding deficiencies or shortfalls, have been remitted or paid to or in respect of each such plan in a timely fashion, in accordance in all material respects with the terms of the plan and all Applicable Law, and

(c) any assessments owed to any government-sponsored pension benefits guarantee fund, or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.

3.12 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.13 Defaults. Neither the Borrower nor any other Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of or Lien against the Borrower or any other Credit Party, or under any material agreement or instrument to which the Borrower or any other Credit Party is a party or by which the Borrower or any other Credit Party is bound, except as disclosed to the Lenders in Schedule 3.13. No Default has occurred and is continuing.

3.14 Casualties; Taking of Properties. Since December 31, 2017, neither the business nor the properties of the Borrower or any other Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

3.15 Subsidiaries. As of the date of this Agreement, Schedule 3.15 correctly sets forth the (i) names, (ii) form of legal entity, (iii) Equity Securities issued and outstanding, (iv) Equity Securities owned by the Borrower or a Subsidiary of the Borrower (and specifying such owner), and (v) jurisdictions of organization of all Subsidiaries of the Borrower. Except as described in Schedule 3.15, as of the date of this Agreement, the Borrower does not own any Equity Securities or debt security which is convertible, or exchangeable, for Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.15, as of the date of this Agreement, all of the outstanding Equity Securities of each Restricted Subsidiary is owned of record and beneficially by the Borrower, there are no outstanding options, warrants or other rights to purchase Equity Securities of any such Restricted Subsidiary, and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Applicable Laws, and are free and clear of all Liens, except for Permitted Liens.

3.16 Insurance. All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by the Borrower or any other Credit Party are (a) sufficient for compliance with all requirements of Applicable Law and of all agreements to which the Borrower or any other Credit Party is a party, (b) are valid, outstanding and enforceable policies, (c) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Borrower and each other Credit Party, and (d) will not in any way be adversely affected by, or terminate or lapse by reason of, the Transactions. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. Neither the Borrower nor any other Credit Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto. The certificate of insurance delivered to the Agent pursuant to Section 4.1(f) contains an accurate and complete description of all material policies of insurance owned or held by the Borrower and each other Credit Party on the date of this Agreement that relate to the Collateral and business interruption.

3.17 Solvency. Neither the Borrower nor any other Credit Party is an “insolvent person” within the meaning of the BIA.

3.18 Material Contracts. Schedule C sets out all Material Contracts as of the date of this Agreement. A true and complete copy of each Material Contract has been delivered to the Agent as of the date of this Agreement. Each of the Material Contracts is in full force and effect. Neither the Borrower nor any Restricted Subsidiary is in default under or in breach of any term or condition of any Material Contract that would have, either individually or in the aggregate, a Material Adverse Effect, nor is the Borrower or any Restricted Subsidiary aware of any default under or breach of any term or condition of any Material Contract by any other party thereto that would have a Material Adverse Effect. No contract to which the Borrower or any Restricted Subsidiary is a party contains any material provisions which impose burdensome or onerous obligations on the Borrower or any Restricted Subsidiary which are inconsistent with prudent commercial activity by the Borrower or any Restricted Subsidiary.

3.19 Environmental Matters. Except as disclosed to the Lenders in the Disclosed Matters or set out in the Phase I Environmental Report:

(a) Environmental Laws. Neither any property of the Borrower or its Subsidiaries nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(b) Notices and Permits. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Borrower or its Subsidiaries in connection with the operation or use of any and all property of the Borrower or its Subsidiaries, including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(c) Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Borrower or its Subsidiaries have been treated, transported, stored and disposed of only in accordance with all Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(d) Hazardous Materials Disposal. The Borrower and its Subsidiaries have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened Release of any Hazardous Materials on or to any property of the Borrower or its Subsidiaries other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(e) No Contingent Liability. The Borrower and its Subsidiaries have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment other than such contingent liabilities which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.

3.20 Employee Matters.

(a) Except as set forth on Schedule 3.20 as of the date of this Agreement, none of the Borrower or any of the other Credit Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any other Credit Party, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Borrower and the other Credit Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, pension plan, unemployment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with Applicable Law. None of the Borrower nor any other Credit Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents, other than Permitted Liens to the extent reserved for as Priority Payables.

3.21 Fiscal Year. The Fiscal Year of the Borrower ends on December 31 of each calendar year.

3.22 Intellectual Property Rights. The Borrower and each Restricted Subsidiary is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens other than Permitted Liens, to all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule 3.22, or other than for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned or licensed by the Borrower or any Restricted Subsidiary, and all rights of the Borrower and each Restricted Subsidiary to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other similar rights, the absence of which could have a Material Adverse Effect (and other than “off the shelf” software) are described in Schedule 3.22 (collectively, the “Intellectual Property Rights”). Except as set forth in Schedule 3.22, no material claim has been asserted and is pending by any Person with respect to the use by the Borrower or any Restricted Subsidiary of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of the Borrower or any Restricted Subsidiary. Except as disclosed in Schedule 3.22 or except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Restricted Subsidiary has the exclusive right to use the intellectual property which the Borrower (or each Restricted Subsidiary) owns, (ii) all applications and registrations for such intellectual property are current, and (iii) to the knowledge of the Borrower, the conduct of the Borrower’s and each Restricted Subsidiary’s business does not infringe the intellectual property rights of any other Person.

3.23 Residency of Borrower for Tax Purposes. The Borrower is a resident of Canada for Canadian tax purposes.

3.24 Distributions. No Distribution has been declared, paid, or made upon or in respect of Equity Securities in any Credit Party since December 31, 2017, except in compliance with the Existing Credit Agreement.

3.25 Debt. None of the Credit Parties nor any of their Subsidiaries has any Indebtedness except (a) the Obligations, (b) the Indebtedness set forth in the most recent financial statements delivered to the Agent, or the notes thereto, (c) Tax obligations (including deferred Taxes), trade payables and other contractual obligations arising in the ordinary course of business as carried on by the Credit Parties and their Subsidiaries since the date of such financial statements, and (d) Indebtedness created in accordance with Section 6.1.

3.26 Workers’ Compensation. None of the Credit Parties has any unpaid workers’ compensation or like obligations except as are being incurred, and paid on a current basis in the ordinary course of business, and there are no proceedings, claims, actions, orders or investigations of any Governmental Authority relating to workers’ compensation outstanding, pending or, to their knowledge, threatened relating to them or any of their employees or former employees which could reasonably be expected to have a Material Adverse Effect.

3.27 Bank Accounts. Schedule 3.27 contains as of the date of this Agreement a complete and accurate list of all bank accounts maintained by the Credit Parties with any bank or other financial institution.

3.28 Real Property and Leases. Schedule 3.28 hereto is a correct and complete list, of all real property owned by each Credit Party, all leases and subleases of real property or movable or personal property by any Credit Party, as lessee or sublessee, and all leases and subleases of real property or movable or personal property by any Credit Party, as lessor or sublessor.

3.29 Further Real Property Matters.

(a) Except as advised in writing to the Agent or as could not have a Material Adverse Effect, to the best of the knowledge of the Borrower, (i) no investigation or proceeding of any Governmental Authority is pending in respect of real property owned by any of the Credit Parties; and (ii) no part of any such real property has been condemned, taken or expropriated by any Governmental Authority, federal, state, provincial, municipal or any other competent authority.

(b) Except as advised in writing to the Agent or as could not have a Material Adverse Effect, all present uses in respect of any real property of the Credit Parties may lawfully be continued and all permitted uses are satisfactory for the Credit Parties’ current and intended purposes; and

(c) No Inventory is located at any leased real property of the Credit Parties except as indicated in Schedule 3.28.

3.30 Jurisdictions of Credit Parties. Schedule 3.30 sets out as at the date set forth therein the various jurisdictions in which the Borrower and each other Credit Party carries on business or has tangible assets having an aggregate value in excess of Cdn.$250,000.

3.31 Anti-Corruption Laws and Sanctions. Each Credit Party has implemented and maintains in effect reasonable policies and procedures designed to ensure compliance by such Credit Party and its directors, officers, employees and agents with Anti-Corruption Laws and Sanctions. Each Credit Party and, to the knowledge of the Borrower, its directors, officers, employees and agents is in compliance with Anti-Corruption Laws and Sanctions. No Credit Party or, to the knowledge of the Borrower, any of its directors, officers or employees or agents is a Sanctioned Person or is engaged in any activity that would reasonably be expected to result in such Credit Party being designated as a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.

ARTICLE 4

CONDITIONS

4.1 Effective Date. The obligations of the Lenders to make Loans or provide a Letter of Credit Guarantee or to permit the Borrower to obtain an F/X Contract hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a) Credit Agreement. The Agent (or its counsel), each Lender, and the Issuing Bank shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

(b) Legal Opinions. The Agent shall have received a favourable written opinion of counsel to the Borrower, and covering such matters relating to the Borrower, the Credit Parties, this Agreement, the other Loan Documents, or the Transactions as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). The Agent shall also have received favourable written opinions of such special and local counsel as may be required by the Agent (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied). The Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Agent and the Lenders and dated as of the date hereof.

(c) Corporate Certificates. The Agent shall have received:

(i)

certified copies of the resolutions of the Board of Directors of the General Partner, and any other Credit Party which is a party to any Loan Document, dated as of the date hereof, and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which the Borrower or such other Credit Party is a party and evidencing corporate authorization with respect to such documents; and

(ii)

a certificate of the Secretary or an Assistant Secretary of the Borrower, and any other Credit Party which is a party to any Loan Document, dated as of the date hereof, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the Certificate of Limited Partnership and Limited Partnership Agreement of the Borrower, and any other Credit Party which is a party to any Loan Document, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(d) Closing Conditions Certificate. The Agent shall have received a certificate, dated as of the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the financial covenants set forth in Section 5.12 and with the conditions set forth in Section 4.2(a) and (b).

(e) Fees. The Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the date of this Agreement, including, to the extent invoiced, reimbursement or payment of all legal fees and other Out-of-Pocket Expenses required to be reimbursed or paid by the Borrower hereunder, under the Fee Letter or under any other Loan Document.

(f) Insurance. The Agent shall have received a certificate of insurance coverage, naming CIBC, as agent, as first loss payee in respect of the Collateral and in respect of business interruption insurance dated not more than 30 days prior to the date of this Agreement, evidencing that the Borrower and its Restricted Subsidiaries are carrying insurance in accordance with Section 5.9 hereof.

(g) Inventory Control Systems; Appraisal; Field Audit; Opening Availability. The Agent shall have reviewed and be satisfied with the Collateral, the inventory control systems, the books and records and the reporting capability of the Credit Parties. The Agent shall have received appraisals, completed by a reputable and independent appraisal firm at the expense of the Borrower, determining the value-in-use of the real and personal property of the Credit Parties. In addition, the Agent shall have received the results of an updated field audit, and the Borrowing Base on the Effective Date shall be sufficient in value, as determined by Agent, to provide Borrower with a Borrowing Base, after giving effect to the extensions of credit to be made hereunder on the Effective Date (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales or deterioration of working capital) of at least Cdn.$5,000,000.

(h) Fee Letter. The Agent shall have received the executed Fee Letter.

(i) No Cessation of Financing Market. There shall have not been occurred and be continuing on the date of this Agreement any general banking moratorium or any practical cessation in the bank or private debt financing markets, and there shall not have been introduced any material governmental restrictions imposed on lending institutions, which materially affect the type of lending transactions contemplated by this Agreement.

(j) Execution and Delivery of Documentation. The Borrower and any other Credit Party which is a party to any Loan Document shall have duly authorized, executed and delivered all documents, including Loan Documents, required hereunder, all in form and substance satisfactory to the Agent, acting reasonably, and all of the Security Documents shall have been registered in all offices in which, in the opinion of the Agent or its counsel, registration is necessary or of advantage to preserve the priority of the Liens intended to be created thereby, and duplicate copies of such Security Documents bearing or accompanied by appropriate endorsements or certificates of registration shall have been delivered to the Agent. The Agent shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, execution and other searches conducted by the Agent and its counsel with respect to the Borrower and any other Credit Party in all jurisdictions selected by the Agent and its counsel.

(k) Security Documents. The Agent shall have received:

(i)	[Intentionally Deleted];

(ii)

a security agreement executed by each Credit Party in favour of the Agent, as agent for the Lenders, dated as of the Original Effective Date, constituting a first-priority Lien on all present and after acquired (a) accounts receivable, (b) inventory, (c) intangibles, (d) collateral proceeds accounts and (e) Equity Securities, of each Subsidiary of the Borrower, subject only to Permitted Liens;

(iii)

securities pledge agreements executed by each Credit Party in favour of the Agent, as agent for the Lenders, dated as of the Original Effective Date, together with all stock certificates, instruments and other documents required to be delivered to the Agent pursuant to such securities pledge agreements; and

(iv)

documents constituting security under section 427 of the Bank Act (Canada) granted by the Borrower and each other Credit Party entitled to grant such security to any Lender, including (A) a notice of intention to give security under section 427 of the Bank Act (Canada), (B) an assignment under section 427 of the Bank Act (Canada), and (C) an agreement respecting section 427 security (the “Bank Act Security”).

provided that if any of the foregoing documents are not suitable for use in any jurisdiction, the applicable Credit Party shall provide to the Agent alternative document(s) with substantially equivalent substantive effect and which are suitable for use in such jurisdiction.

(l) Landlord Waivers; Bailee Letters. The Agent shall have received (i) executed copies of a landlord waiver, in form and substance satisfactory to the Agent, acting reasonably, from each landlord of Real Property where any Collateral of any of the Credit Parties is located and (ii) bailee letters, in form and substance reasonably satisfactory to the Agent, from each bailee who is in possession of any Collateral of any of the Credit Parties.

(m) Regulatory Approval; Consents; Waivers. The Agent and the Lenders shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect (including all approvals listed in Schedule 3.3), and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the Transactions would otherwise be restricted or prohibited under the terms of any Material Contract to which the Borrower or any other Credit Party is a party, or by which it is bound, in each case without the imposition of any burdensome provisions.

(n) Delivery of Financial Statements. The Agent and the Lenders shall have received and be satisfied with the unaudited consolidated and consolidating balance sheets, statements of income and retained earnings and statements of changes in financial position of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2017.

(o) No Material Adverse Change. The Agent and the Lenders shall be satisfied that, since December 31, 2017, there has not been a Material Adverse Change.

(p) Other Documentation. The Agent and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

(q) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.

(r) Blocked Account/Cash Management Systems. The Agent shall have received evidence satisfactory to the Agent that, as of the Original Effective Date, blocked account and cash management systems complying with Section 2.17 have been established and are currently being maintained in the manner set forth in such Section 2.17, and the Agent shall have received copies of duly executed tri-party blocked account and other control agreements satisfactory to the Agent, acting reasonably, with the banks and other Persons as required hereunder or pursuant to Section 5.14.

(s) Material Contracts. The Agent and the Lenders shall be satisfied with the terms and conditions of each of the Material Contracts.

(t) [Intentionally Deleted].

(u) Capitalization Arrangement. The Lenders shall be satisfied with the capital structure of the Borrower, that the Borrower is solvent, and that the Borrower has sufficient working capital to pay its debts as they become due.

(v) “Know Your Customer” Information. The Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

The obligations of the Lenders to make Loans or provide a Letter of Credit Guarantee hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., Toronto time, on July 31, 2018 (and, in the event such conditions are not so satisfied or waived by such time, the Commitments shall terminate at such time). Upon the satisfaction (or waiver pursuant to Section 9.2) of each of the foregoing conditions, the Parent Guarantee will be released and terminated.

4.2 Each Credit Event. The obligation of each Lender to make a Loan or provide a Letter of Credit Guarantee or to permit the Borrower to obtain any F/X Contract on the occasion of any Borrowing, (including on the occasions of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing (including the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable) as if made on such date (except where such representation or warranty refers to a different date);

(b) at the time of and immediately after giving effect to such Borrowing (including the issuance, amendment, renewal or extension of such Letter of Credit, as applicable), no Default shall have occurred and be continuing;

(c) the Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3; and

(d) except as may be otherwise agreed to from time to time by the Agent and the Borrower in writing, after giving effect to the extension of credit requested to be made by the Borrower on such date, the aggregate Exposure will not exceed the lesser of (i) the Commitments, or (ii) an amount equal to the Borrowing Base.

Each Borrowing, including each issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above. This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

From (and including) the Original Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit and Letter of Credit Guarantees and F/X Contracts shall have expired and been terminated and all Reimbursement Obligations have been satisfied by the Borrower, the Borrower and each other Credit Party covenants and agrees with the Lenders that:

5.1 Financial Statements and Other Information. The Borrower will furnish to the Agent and each Lender:

(a) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent, its audited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c) as soon as available and in any event within: (i) 30 days after the end of each calendar month, except in respect of its first, second and third Fiscal Quarters; and (ii) 45 days after the end of its first, second and third Fiscal Quarters, its unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of such month and the then elapsed portion of the Fiscal Year which includes such calendar month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a management discussion and analysis of results, if any;

(d) concurrently with the financial statements required pursuant to Sections 5.1(a) and (c) above, a certificate of the Borrower, signed by a Responsible Officer (i) stating that a review of such financial statements during the period covered thereby and of the activities of the Borrower and the Subsidiaries has been made under such Responsible Officer’s supervision with a view to determining whether the Borrower and the Subsidiaries have fulfilled all of their obligations under this Agreement and the other Loan Documents, (ii) stating that the Borrower and the Subsidiaries have fulfilled their obligations under this Agreement and the other Loan Documents and that all representations made in this Agreement continue to be true and correct as if made on the date of such certification (or specifying the nature of any change), except where such representation or warranty refers to a different date, or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the Borrower’s proposed response thereto, (iii) demonstrating in reasonable detail compliance (including showing all material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed calendar month, as the case may be, with the covenants in Section 5.12, and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance;

(e) concurrently with the financial statements required pursuant to Section 5.1(a) and (c), a certificate of the Borrower, signed by a Responsible Officer, demonstrating in reasonable detail compliance (including showing all material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed calendar month, as the case may be, with Section 6.3, describing by category (utilizing the same categories as are used by the Borrower in its internal financial reports) any Acquisitions permitted by Section 6.4 and any Capital Expenditures made by the Borrower or any Restricted Subsidiary as of the end of such Fiscal Year;

(f) copies of each management letter issued to the Borrower by its auditors promptly following consideration or review thereof by the Board of Directors of the Borrower, or any committee thereof (together with any response thereto prepared by the Borrower);

(g) promptly upon the request of the Agent, and in any event no less frequently than monthly, within 20 days of the last day of each calendar month, (together with a copy of all or any part of the following reports requested by any Lender in writing after the Original Effective Date), each of the following reports and certificates, each of which shall be prepared by the Borrower as of the last day of the immediately preceding calendar month (in a manner satisfactory to the Agent):

(i)	a certified Borrowing Base Report, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion;

(ii)

a monthly accounts receivable aging (including both summary and detail format); showing Accounts outstanding aged from invoice date as follows: 1 to 30 days past due, 31 to 60 days past due, 61-90 days past due, and 91 days or more past due, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion, including the ledger for disputed/legal accounts;

(iii)	a monthly accounts payable aging (including both summary and detail format when available);

(iv)	a reconciliation of Accounts aging to the general ledger and to the financial statement as at the month end;

(v)	a calculation of the Accounts which would not meet the criteria of an Eligible Account Receivable;

(vi)	a copy of the internally generated monthly sales, credit memo, debit memo journals and invoice register;

(vii)	a copy of the internally generated month end cash receipts and collections journal;

(viii)	a reconciliation of the cash receipts journal to the blocked depository account;

(ix)	an aged listing of the ten largest customer accounts for the month;

(x)	an aged listing of the ten largest accounts payable for the month;

(xi)	a detailed, monthly, Inventory listing based on a perpetual inventory listing system (as determined by the Agent in its audit process);

(xii)

a summary of Inventory of the Borrower by location and type with a supporting perpetual Inventory report, in each case, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion; such summaries and reports shall include the dollar value thereof (both at cost, determined on a first in, first out basis, and at fair market value) by location and product group;

(xiii)	a reconciliation of the monthly inventory perpetual listing to the general ledger and to the financial statement as at month end;

(xiv)	a monthly general ledger/trial balance; and

(xv)	a calculation and report as to the Inventory which does not meet the definition of Eligible Inventory;

(h) if, at any time, the Excess Availability is less than 10% of the Borrowing Base, as set out in the most recently delivered Borrowing Base Report in accordance with Section 5.1(g)(i) or Section 5.1(h)(i) or if an Event of Default has occurred and is continuing, promptly, and in any event no less frequently than weekly, on the 4th business day of the week (together with a copy of all or any part of the following reports requested by any Lender in writing after the Original Effective Date), each of the following reports and certificates, each of which shall be prepared by the Borrower as of the last day of the immediately preceding week (in a manner satisfactory to the Agent):

(i)

a Borrowing Base Report (such weekly Borrowing Base Reports to include Inventory values set out in the most recent month end delivery unless requested otherwise by the Agent in consultation with the Borrower);

(ii)

a weekly accounts receivable aging (including both summary and detail format); showing Accounts outstanding aged from invoice date as follows: 1 to 30 days past due, 31 to 60 days past due, 61-90 days past due, and 91 days or more past due, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion, including the ledger for disputed/legal accounts;

(iii)	a copy of the internally generated weekly sales journal, invoice register;

(iv)	a copy of the internally generated credit memo journal (if not included in the weekly sales journal);

(v)	a copy of the internally generated debit memo journal (if not included in the weekly sales journal);

(vi)	a copy of the internally generated weekly cash receipts and collections journal;

(i) by the 25th day of each calendar month, as at the 15th day of the current calendar month, (until the Agent advises the Borrower otherwise, the Agent is requesting Inventory information on a twice-monthly basis, however, the Agent may, in its sole discretion, determine that twice-monthly inventory information is unnecessary and amend to monthly) a perpetual inventory listing, by location, which reflects any differences from the month end Borrowing Base submitted as to such Inventory;

(j) such other reports designating, identifying and describing the Accounts as required by the Agent and on a more frequent basis as the Agent may reasonably request in its reasonable credit discretion;

(k) such other reports designating, identifying and describing the Inventory as required by the Agent and on a more frequent basis as the Agent may reasonably request in its reasonable credit discretion;

(l) at the time of delivery of each of the monthly financial statements delivered pursuant to Section 5.1(c), (i) a listing of Accounts the assignment of which would be subject to the Financial Administration Act (Canada) or the Federal Assignment of Claims Act of 1940 of the United States of America or any similar law of any jurisdiction or subject to a limitation or restriction contained in the contract evidencing or relating to such Accounts and (ii) a list of any applications for the registration of any patent, trademark or copyright filed by the Borrower or any Subsidiary with the Canadian Intellectual Property Office or any similar office or agency in the prior calendar month;

(m) the results of each physical verification, if any, that the Borrower may have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory, within 10 Business Days of completion of any such physical verification (and, if a Default or an Event of Default has occurred and be continuing, the Borrower shall, upon the request of the Agent, conduct, and deliver the results of, such physical verifications as the Agent may require);

(n) at the cost of the Borrower, one appraisal every two Fiscal Years if at all times Borrowings are less than Cdn.$10,000,000, with such appraisal determining the net orderly liquidation value of the Inventory of the Borrower and the Restricted Subsidiaries, such appraisal to be conducted by an appraiser that is acceptable to the Agent, and shall be in scope, form and substance acceptable to the Agent (and every Fiscal Year if at any time Borrowings are equal to or more than Cdn.$10,000,000 and semi-annually if, at any time during a Fiscal Year, Excess Availability is less than 10% of the Borrowing Base, as set out in the most recently delivered Borrowing Base Report in accordance with Section 5.1(g)(i) or Section 5.1(h)(i), and without limit if an Event of Default shall have occurred and be continuing);

(o) promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (iii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of the Borrower or any of the Subsidiaries in an amount in excess of Cdn.$2,000,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or the relevant Subsidiary is taking or proposes to take with respect thereto, (iv) any default or non-compliance of any party to any of the Loan Documents with any of the terms and conditions thereof or any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Loan Documents, (v) the creation, dissolution, merger or acquisition of any Restricted Subsidiary, (vi) any event or condition not previously disclosed to the Agent, which violates any Environmental Law and which could potentially, in the Borrower’s reasonable judgment, have a Material Adverse Effect, (vii) any material amendment to, termination of, or material default under a Material Contract or any execution of, or material amendment to, termination of, or material default under, any material collective bargaining agreement, (viii) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect, and (ix) any jurisdiction not listed in Schedule 3.30 where the Borrower or each Credit Party carries on business or has tangible assets having an aggregate value in excess of Cdn.$250,000;

(p) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against the Borrower or any Restricted Subsidiary or any material property of any thereof which could reasonably be expected to have a Material Adverse Effect;

(q) annually, together with its delivery pursuant to Section 5.1(a), copies of each annual and other report (including applicable schedules) with respect to each Pension Plan of the Borrower or any Restricted Subsidiary or any trust created thereunder, and copies of any “check-up” or other updated Pension Plan report prepared for internal purposes;

(r) at the cost of the Borrower, once every two Fiscal Years if at all times Borrowings are less than Cdn.$10,000,000 (and every Fiscal Year if at any time Borrowings are equal to or more than Cdn.$10,000,000 and semi-annually if, at any time during a Fiscal Year, Excess Availability is less than 10% of the Borrowing Base, as set out in the most recently delivered Borrowing Base Report in accordance with Section 5.1(g)(i) or Section 5.1(h)(i), and without limit if a Default or Event of Default shall have occurred and be continuing), a report or reports of an independent collateral field examiner (which collateral field examiner may be the Agent or an Affiliate thereof) approved (i) by the Borrower, whose approval shall not be unreasonably withheld, and (ii) by the Agent with respect to the Eligible Accounts and Eligible Inventory components included in the Borrowing Base. The calculation of the foregoing maximum amount shall not include reasonable out-of-pocket expenses incurred in connection therewith, which shall also be for the account of the Borrower. The Agent may (and, at the direction of the Required Lenders, shall) request such reports or additional reports as it (or the Required Lenders) shall reasonably deem necessary;

(s) upon request by the Agent, a summary of the insurance coverages of the Borrower and the other Credit Parties, in form and substance reasonably satisfactory to the Agent, and upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Agent, copies of the applicable policies;

(t) on or before the earlier of the 10th day after approval by the Board of Directors of the Borrower and the 30th day before each Fiscal Year end, an annual budget of the Borrower and each Restricted Subsidiary, approved by the Board of Directors of the General Partner, setting forth in reasonable detail and on a monthly basis the projected revenues and expenses of the Borrower for the following Fiscal Year, and shall include the Capital Expenditure Plan, it being recognized by the Lenders that projections as to future results are not to be viewed as fact and that the actual results for the period or periods covered by such projections may differ from the projected results;

(u) concurrently with any delivery of financial statements under Section 5.1 (a) or (b) above, a certificate of a Responsible Officer of the Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) identifying all its Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary is a Restricted Subsidiary and whether such Subsidiary was formed or acquired since the end of the previous calendar month, (iii) identifying any parcels of real property or improvements thereto that have been acquired by any Credit Party since the end of the previous calendar month, and (iv) identifying any Permitted Acquisitions that have been completed since the end of the previous calendar month, including the date on which each such Permitted Acquisition was completed and the consideration therefor; and

(v) promptly after receipt or delivery thereof, (i) a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Pension Plan, and (ii) a copy of any material letter or correspondence between any Credit Party and any applicable Governmental Authority with respect to any Pension Plan.

5.2 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.3), and obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

5.3 Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5 Books and Records; Inspection Rights. The Borrower will, and will cause Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

5.6 Compliance with Applicable Laws and Material Contracts. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall not modify, amend or alter its Limited Partnership Agreement other than in a manner which does not adversely affect the rights of the Lenders or the Agent.

5.7 Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Borrower. Letters of Credit will be issued only to support general corporate purposes of the Borrower.

5.8 Further Assurances. The Borrower will and will cause each other Credit Party to cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Agent, acting reasonably.

5.9 Insurance. The Borrower shall, and shall cause each other Credit Party to, maintain insurance on its property and assets under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All such policies are subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, to be made payable to the Agent, to the extent required herein, in case of loss, under a standard non contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Agent’s interest in the property and assets subject to the Liens in favour of the Agent and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with a loss payable endorsement in respect of the Collateral and in respect of business interruption insurance in the Agent’s favour, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. Upon the occurrence and continuance of an Event of Default which is not waived in writing by the Agent, the Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, have the sole right, in the name of the Agent, the Borrower or any other applicable Credit Party, to file claims under any insurance policies in respect of the Collateral and in respect of business interruption insurance, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any such claims under any such insurance policies. Upon the occurrence and during the continuance of an Event of Default, all insurance proceeds in respect of any Collateral shall be paid to the Agent. The Agent may apply such insurance proceeds to the Obligations in such manner as it may deem advisable in its sole discretion. In the event the Borrower fails to provide the Agent with timely evidence, acceptable to the Agent, of the maintenance of insurance coverage required pursuant to this Section 5.9, or in the event that any Credit Party fails to maintain such insurance, the Agent may purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Agent may, but need not, protect the Borrower’s or any other Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which the Borrower may have with respect to the Collateral or pay any claim which may be made against the Borrower in connection with the Collateral. In the event the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for Revolving Loans set forth in Section 2.5), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s Operating Account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Agent purchases such insurance, the Agent will promptly, and in any event within fifteen (15)  days, notify the Borrower of said purchase.

5.10 Operation and Maintenance of Property. The Borrower will, and will cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (ii) in compliance with all Applicable Laws of the jurisdiction in which such businesses are carried on, and all Applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except in each instance where a failure to so manage and operate would not have a Material Adverse Effect.

5.11 Additional Subsidiaries; Additional Liens. If, at any time on or after the Original Effective Date, the Borrower or any Restricted Subsidiary creates or acquires an additional Subsidiary or in some other fashion becomes the holder of any Equity Securities of a new Subsidiary:

(a) the Borrower will, and will cause any relevant Restricted Subsidiary, to immediately execute and deliver to the Agent a securities pledge agreement, in form and substance satisfactory to the Agent, granting a security interest in 100% of the Equity Securities of such new Subsidiary owned by the Borrower or such Restricted Subsidiary; and

(b) to the extent permitted by Applicable Law, the Borrower will cause such new Subsidiary to immediately execute and deliver to the Agent (i) a Guarantee, and (ii) mortgages, security agreements and other security-related documents covering such new Subsidiary’s property, all in form and substance satisfactory to the Agent, acting reasonably;

provided that, if such new Subsidiary does not have, but only for so long as such new Subsidiary does not have, assets of more than Cdn.$1,000,000, the Borrower shall not be required to comply with this Section with respect to such new Subsidiary. If, at any time after the Original Effective Date, the Borrower or any Restricted Subsidiary makes a permitted acquisition with respect to a Person that is not a Restricted Subsidiary, the Borrower shall, and shall cause such Restricted Subsidiary, to execute and deliver to the Agent at the time of such permitted acquisition, additional pledge agreements granting a security interest in 100% of the Equity Securities of such Person owned by the Borrower or such Restricted Subsidiary, respectively. In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, security agreement or related document pursuant to this Section, the Borrower will, or will cause the relevant Credit Party to, deliver to the Agent such corporate resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Agent and consistent with the relevant forms and types thereof delivered on the Original Effective Date or as shall be otherwise reasonably acceptable to the Agent. Each guarantee, pledge agreement, mortgage, security agreement, Bank Act Security and other document delivered pursuant to this Section shall be deemed to be a Security Document from and after the date of execution thereof.

5.12 Financial Covenants. If, at any time, an Event of Default has occurred or the Excess Availability is less than Cdn.$5,000,000 (the “Threshold Amount”), and until the Excess Availability thereafter becomes greater than or equal to the Threshold Amount for a period of not less than 7 Business Days, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10:1.00 for each Rolling Period, provided that, if the Excess Availability becomes greater than or equal to the Threshold Amount for a period of not less than 7 Business Days immediately thereafter, upon each such occurrence, such Excess Availability greater than or equal to the Threshold Amount shall be deemed to have been in effect from the date such Threshold Amount was first re-established, solely for the purpose of allowing the Borrower to comply with Fixed Charge Coverage Ratio hereunder.

5.13 Post Closing Undertakings. Borrower will ensure that all post closing undertakings as set forth in Schedule 5.13 (collectively, the “Undertakings”) have been satisfied within the time periods set forth therein and any failure to satisfy any of the Undertakings within the applicable time periods shall constitute an Event of Default.

5.14 Canadian Pension Plans. The Borrower and each other Credit Party shall administer any Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, any other documents governing such Canadian Pension Plans, the ITA and applicable federal or provincial pension benefits legislation except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause the other Credit Parties and Affiliates to, promptly provide the Agent with any documentation relating to any of the Canadian Pension Plans as the Agent may reasonably request. The Borrower shall, and shall cause the other Credit Parties and Affiliates to, notify the Agent within thirty (30) days of: (i) a material increase in the obligations, liabilities and indebtedness of any of the Canadian Pension Plans; and (ii) commencing payment of contributions to a Canadian Pension Plan to which the Borrower had not previously been contributing.

5.15 Application under the CCAA. The Borrower acknowledges that its business and financial relationships with the Agent and the Lenders are unique from its relationship with any other of its creditors. The Borrower agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Agent or the Lenders to be classified in the same class with any other creditor of the Credit Parties for purposes of such CCAA Plan.

ARTICLE 6

NEGATIVE COVENANTS

From (and including) the Original Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit, F/X Contracts, Letter of Credit Guarantees and Reimbursement Obligations have been satisfied by the Borrower, the Borrower and each Credit Party covenants and agrees with the Lenders that:

6.1 Indebtedness. No Credit Party will, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) any Indebtedness created hereunder;

(b) any Indebtedness existing on the date hereof and set forth in Schedule 6.1 (including, any extensions or renewals but excluding any replacements of any such Indebtedness);

(c) the Parent Subordinated Debt;

(d) any Indebtedness of one Credit Party to another Credit Party;

(e) any Guarantee by a Credit Party of Indebtedness of any other Credit Party;

(f) any Indebtedness of the Credit Parties incurred under Purchase Money Liens, Sale and Leasebacks or to Capital Lease Obligations in an aggregate amount not exceeding Cdn.$5,000,000 for all Credit Parties;

(g) any Indebtedness of any Person that becomes a Credit Party after the date hereof, provided that (i) such Indebtedness exists at the time such Person becomes a Credit Party and is not created in contemplation of or in connection with such Person becoming a Credit Party and is on terms reasonably satisfactory to the Lenders, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed Cdn.$4,000,000 at any time outstanding;

(h) any Indebtedness in respect of trade letters of credit;

(i) any Indebtedness in respect of Swap Agreements permitted hereunder, provided that the aggregate notional amounts under all such Swap Agreements shall not exceed Cdn.$25,000,000;

(j) annually, if no Default or Event of Default shall have occurred and be continuing and there is an Excess Availability equal to or greater than such amount, any Indebtedness of the Borrower to the Parent incurred on the Business Day immediately prior to the fiscal year end of the Lenders, such Indebtedness being permitted only up to and including the Business Day immediately following the fiscal year end of the Lenders;

(k) any Indebtedness of the Borrower to the Parent (on terms and conditions satisfactory to the Agent and Lenders) in respect of funds used solely for the purpose of curing any Default occurring as a result of the Borrower being in breach of its Fixed Charge Coverage Ratio; and

(l) other Indebtedness of the Borrower or a Credit Party, provided that (i) the aggregate amount of such other Indebtedness permitted by this clause (l) shall not exceed Cdn$25,000,000 at any time outstanding, (ii) at the time of and immediately after giving effect to any incurrence of any such Indebtedness, no Event of Default shall have occurred and be continuing, (iii) such Indebtedness shall mature and be repayable only after the Maturity Date, and (iv) if such Indebtedness is secured, such security shall not constitute a Lien on the Accounts or Inventory of the Borrower or any other Credit Party, and shall be subject to a customary intercreditor agreement satisfactory to the Agent, acting reasonably, which would provide (among other things) that the Liens in favour of the Agent in respect of the assets other than the Accounts or Inventory of the Borrower or any other Credit Party are subordinated to the Liens securing such other Indebtedness, and would provide for customary access rights for the Agent.

6.2 Liens. No Credit Party will, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Credit Party or any Restricted Subsidiary, or assign or sell any income or revenues (including Receivables) or rights in respect of any thereof, except Permitted Liens.

6.3 Fundamental Changes.

(a) No Credit Party will, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary may amalgamate with the Borrower, (ii) any Restricted Subsidiary may amalgamate with any other Restricted Subsidiary, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, and (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Agent determines that such liquidation or dissolution is not disadvantageous to the Lenders; provided that any amalgamation pursuant to Sections 6.3(a)(i) or (ii) shall not be permitted unless permitted by Section 6.4 and unless the amalgamated corporation confirms to the Agent in writing that the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of the Borrower under this Agreement.

(b) No Credit Party will, and will not permit any Restricted Subsidiary to, engage to any material extent in any material business other than businesses of the type conducted by the Credit Party on the date of execution of this Agreement and businesses reasonably related thereto.

6.4 Investments, Loans, Advances, Guarantees and Acquisitions. No Credit Party will, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Restricted Subsidiary prior to such amalgamation) any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person or otherwise make an Acquisition, except:

(a) investments by a Credit Party in the Equity Securities of any other Credit Party;

(b) loans or advances made by one Credit Party to any other Credit Party;

(c) Guarantees constituting Indebtedness permitted by Section 6.1;

(d) Permitted Investments; and

(e) Investments permitted by Section 6.6(h).

6.5 Swap Agreements. No Credit Party will, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any other Credit Party has actual exposure (other than those in respect of Equity Securities, (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any other Credit Party, and (iii) F/X Contracts entered into pursuant to Section 2.19.

6.6 Restricted Payments. No Credit Party will, and will not permit any Restricted Subsidiary to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, provided that Excess Availability is at all times equal to or greater than the Threshold Amount, and no Event of Default shall have occurred and be continuing before or immediately after any of the following, the Credit Parties may make the following Restricted Payments:

(a) the Borrower may declare and pay dividends with respect to its Equity Securities;

(b) any Restricted Subsidiary may declare and pay dividends to the Borrower or any wholly-owned Restricted Subsidiary and any wholly-owned Restricted Subsidiary may redeem or repurchase its own Equity Securities;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, profit sharing plans and/or other benefit plans for management or executives of the Borrower and its Subsidiaries, provided that the aggregate amount of cash payments made by the Borrower and the Subsidiaries in any Fiscal Year pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall not exceed Cdn.$3,500,000;

(d) the Borrower may pay to the Parent any amounts required to pay income taxes on earnings attributed from the Borrower’s business to the Parent;

(e) the Borrower may make payments of (i) interest under the Parent Subordinated Debt at any time and (ii) principal under the Parent Subordinated Debt;

(f) the Borrower may make any payment to the Parent which is permitted by any of Sections 6.7(d), (e) or (f);

(g) the Borrower may distribute any amount to the Parent in any Fiscal Year; and

(h) the Borrower may make Investments in businesses which are related to the Borrower’s business in an aggregate amount not exceeding $10,000,000 in any Fiscal Year; provided that, immediately after giving effect to any such Investment, no Default shall have occurred and be continuing and Excess Availability shall be not less than 25% of the lesser of the Borrowing Base and the Commitment.

If at any time Excess Availability is below the Threshold Amount, the Borrower must maintain a Fixed Charge Coverage Ratio of at least 1.1:1.0 prior to and immediately after making or permitting any Credit Party to make a Restricted Payment.

6.7 Transactions with Affiliates. No Credit Party will, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to the Credit Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.6, (d) foreign exchange transactions with the Parent at market rates in the normal course of business and any agreements existing as at the Original Effective Date with the Parent provided no material change shall be permitted thereunder without consent of the Agent, (e) pursuant to the Parent Credit Agreement, and (f) pursuant to the Parent Pulp Agency Agreement. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Credit Party, (ii) any other transaction with any employee, officer or director of a Credit Party pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Credit Party and entered into in the ordinary course of business and approved by the board of directors of the Credit Party, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of the Credit Party on behalf of or for the account of the Credit Party.

6.8 Repayment of Debt. No Credit Party will, and will not permit any Restricted Subsidiary to, repay, prepay, redeem, repurchase, defease or otherwise make any payment on account of any Indebtedness for borrowed money except for (a) payment on account of Indebtedness owing to the Agent or the Lenders under this Agreement, (b) any payment consented to in writing by the Required Lenders, and (c) payment on account of Indebtedness for borrowed money permitted by Section 6.1, the repayment of which is not restricted by Section 6.6.

6.9 Restrictive Agreements. No Credit Party will, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to provide a Guarantee of any Indebtedness of the Borrower or any Restricted Subsidiary, (c) the ability of the Borrower or any Restricted Subsidiary to make any loan or advance to the Borrower or any of the Subsidiaries, or (d) the ability of the Borrower or any Restricted Subsidiary to sell, lease or transfer any of its property to the Borrower or any of the Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions identified on Schedule 6.9; (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of an Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other ordinary course contracts restricting the assignment thereof.

6.10 Capital Lease Obligations; Sale/Leaseback Obligations. No Credit Party will, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist, any Capital Lease Obligations or Sale/Leaseback Obligations, whether directly or as a guarantor, if, after giving effect thereto, the aggregate amount of all payments required to be made by the Credit Parties on a consolidated basis pursuant to Capital Lease Obligations and Sale/Leaseback Obligations would exceed Cdn.$4,000,000 in any Fiscal Year.

6.11 Pension Plan Compliance. No Credit Party will (a) terminate, or permit any Restricted Subsidiary to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any material liability of the Borrower or a Restricted Subsidiary of the Borrower, (b) fail to make, or permit any Restricted Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or Applicable Law, the Credit Party or any Restricted Subsidiary is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) permit to exist, or allow any Restricted Subsidiary to permit to exist, any accumulated funding deficiency, whether or not waived, with respect to any Pension Plan in an amount which could reasonably be expected to cause a Material Adverse Effect, (d) contribute to or assume an obligation to contribute to, or permit any Restricted Subsidiary (other than any Restricted Subsidiary acquired as permitted pursuant to Section 5.11) to contribute to or assume an obligation to contribute to, any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario), (e) acquire, or permit any Restricted Subsidiary to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario); provided that, the Credit Party or any Restricted Subsidiary may acquire an interest in any such Person if such Person is acquired as a Permitted Acquisition and neither the Credit Party nor any of its other Subsidiaries has any legal liability to perform such Person’s obligations or assume such Person’s liabilities, and (f) permit, or allow any Restricted Subsidiary to permit, the actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis in accordance with GAAP) under all Pension Plans in the aggregate to exceed the current value of the assets of all Pension Plans in the aggregate that are allocable to such benefit liabilities, in each case only to the extent such liabilities and assets relate to benefits to be paid to employees of the Credit Parties, by an amount that could reasonably be expected to cause a Material Adverse Effect.

6.12 Sale or Discount of Receivables. No Credit Party will, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its or the Restricted Subsidiaries’ Accounts, provided the Borrower shall be entitled to compromise, adjust, or extend the time for payment of its Accounts, in the ordinary course of business, consistent with past practice or existing arrangements with customers or agents.

6.13 Unconditional Purchase Obligations. No Credit Party will, and will not permit any Restricted Subsidiary to, enter into or be a party to, any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery of such materials, supplies or other property or services is ever made, provided that this Section 6.13 shall not restrict the ability of any Credit Party or any Restricted Subsidiary to enter into any such contract in the ordinary course of its business to the extent that the materials, supplies or other property or services which are the subject matter of such contract are reasonably expected to be used by the applicable Credit Party in the ordinary course of its business.

6.14 [Intentionally Deleted.]

6.15 No Amendments to Material Contracts. No Credit Party will, and will not permit any Restricted Subsidiary to, amend, modify or terminate (or waive any provision of or provide any consent under), any Material Contract in a manner which may reasonably be expected to have a Material Adverse Effect.

6.16 Prohibited Use of Proceeds; Sanctions. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall ensure each Credit Party and its or their respective director, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of Sanctions; or (c) in any manner that would result in the violation of any Sanctions.

ARTICLE 7

EVENTS OF DEFAULT

7.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or F/X Contract within 2 Business Days of the due date thereof;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement within 2 Business Days of the due date thereof;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made;

(d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(o) (notices of Defaults or Events of Default), 5.2 (with respect to the Credit Party’s existence), 5.9 or in Article 6 (or in any comparable provision of any other Loan Document);

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.12, and such failure shall continue unremedied for a period of seven days after notice thereof from the Agent to the Borrower (which shall be given at the request of any Lender);

(f) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

(g) any Credit Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable within 2 Business Days after receipt of notice thereof;

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil within 2 Business Days after receipt of notice thereof;

(i) any Credit Party or the Parent:

(i)

becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)

commits an act of bankruptcy under the BIA, or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;

(iii)

institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)

applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)

threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(i) or in Section 7.1(j), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,

(j) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party or the Parent:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the BIA;

(iii)

seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) or the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or

(iv)

seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Credit Party or the Parent, as applicable, thereunder in the interim, such grace period will cease to apply, and provided further that if the Credit Party or the Parent, as applicable, files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(k) any other event occurs which, under the Applicable Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(i) or (j);

(l) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$4,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against the Borrower, any other Credit Party or any combination thereof and the Borrower or the other Credit Party has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(m) any property of any Credit Party having a fair market value in excess of Cdn.$4,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$4,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Borrower, any other Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues with the Credit Party (as the case may be), and the Credit Party (as the case may be) is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the Credit Party (as the case may be), or is sold, in the interim, such grace period will cease to apply;

(n) one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1(n), has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Credit Party (as the case may be) has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(o) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason (other than through the fault of the Agent or the Lenders, except where the Borrower refuses to reinstate such obligation or provision) terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;

(p) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $1,000,000 (except where such Lien ceases to be a valid, perfected first priority Lien through the failure or inaction of the Agent or the Lenders);

(q) a Material Adverse Change shall occur;

(r) the Parent fails to directly own (i) 50% or more of the aggregate issued and outstanding limited partnership units in the capital of the Borrower or (ii) 100% of the aggregate issued and outstanding shares in the capital of the General Partner; or

(s) any Credit Party other than as disclosed in Schedule 3.11 hereof as of the date hereof (A) institutes any step to terminate or wind up, in whole or in part, a Defined Benefits Plan, (B) has instituted against it by a Governmental Authority any steps to terminate or wind up, in whole or in part, a Defined Benefits Plan, including the issuance of a notice of intended decision to wind up, (C) has instituted against it or issued to it any order or proposal in respect of a Defined Benefits Plan that directly or indirectly requires the payment of or results in the obligation to pay, any monetary amount in respect of such Defined Benefits Plan in excess of $1,000,000, or (D) winds up or terminates, in whole or in part, a Defined Benefits Plan.

7.2 Remedies.

(a) If an Event of Default has occurred and is continuing, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower: (i) reduce the Commitments, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; (iii) restrict or refuse to provide Letters of Credit and F/X Contracts; (iv) terminate the Commitments; (v) declare any or all Obligations to be immediately due and payable; and (vi) pursue its other rights and remedies under the Loan Documents and applicable law and equity.

(b) If an Event of Default has occurred and is continuing and without limiting any rights or remedies arising under the Security Documents, (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under applicable law in the jurisdiction where the Collateral is located and all rights and remedies provided for in the Loan Documents; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the Borrower’s or any Guarantor’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower or any Guarantor shall, upon the Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower and each of the Guarantors agree that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by applicable law or otherwise, shall constitute reasonable notice to the Borrower and Guarantors if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least fifteen (15) days prior to such action to the Borrower’s address specified in or pursuant to Section 9.1. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrower or any Guarantor. If the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower and each of the Guarantors irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower and each of the Guarantors agree that the Agent and Lenders have no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, all of the Borrower’s property, whether or not constituting Collateral, including its real estate, Equipment and intellectual property rights (including labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property), in completing production of, advertising or selling any Collateral, and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including legal fees, and then to the Obligations. The Agent will return any excess to the Borrower and Guarantors and the Borrower shall remain liable for any deficiency.

(c) If an Event of Default has occurred and is continuing, to the maximum extent permitted by law, the Borrower and each of the Guarantors hereby waive all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

(d) During the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders the Agent shall, apply any and all payments received by the Agent in respect of any Obligations as set forth below. Notwithstanding any provision herein to the contrary, all payments made by or for the account of the Credit Parties to the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including legal costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of legal costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and the Issuing Bank;

fourth, to payment of all Loans, reimbursement obligations in respect of Letters of Credit, F/X Exposure and Cover);

fifth, to payment of any other amounts owing which constitute Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to each applicable category.

(e) If the Agent receives any payment from or for the account of a Credit Party in any currency other than the currency in which the Obligation is denominated, the Agent may convert the payment (including the proceeds of realization upon any Collateral) in accordance with its normal practice into the currency in which such Obligation is denominated.

ARTICLE 8

THE AGENT

8.1 Appointment of Agent. Each Lender hereby designates Canadian Imperial Bank of Commerce as Agent to act as herein specified and as specified in the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

8.2 Limitation of Duties of Agent. The Agent shall have no duties or responsibilities except those expressly set forth with respect to the Agent in this Agreement and as specified in the other Loan Documents. Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted by it hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. The Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.

8.3 Lack of Reliance on the Agent.

(a) Independent Investigation. Independently, and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and, except as expressly provided in this Agreement and the other Loan Documents, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

(b) Agent Not Responsible. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Borrower and its Subsidiaries, or the existence or possible existence of any Default or Event of Default.

8.4 Certain Rights of the Agent. If the Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.

8.7 The Agent in its Individual Capacity. With respect to its obligations under this Agreement and the Loans made by it, Canadian Imperial Bank of Commerce, in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include Canadian Imperial Bank of Commerce, in its capacity as a Lender hereunder. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.8 May Treat Lender as Owner. The Borrower and the Agent may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(c) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.9 Successor Agent.

(a) Agent Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Agent (who shall not be a non-resident of Canada within the meaning of the ITA), subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then, upon five Business Days’ notice to the Borrower, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least Cdn.$100,000,000 or having a parent company with combined capital and surplus of at least Cdn.$100,000,000.

(b) Rights, Powers, etc. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

8.10 No Independent Legal Action by Lenders. No Lender may take any independent legal action to enforce any obligation of the Borrower hereunder. Each Lender hereby acknowledges that, to the extent permitted by Applicable Law, the Security Documents and the remedies provided thereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally, and further acknowledges that each Lender’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Agent the exigencies of the situation so warrant such action, the Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders, it shall co-operate fully with the Agent to the extent requested by the Agent, and each Lender further covenants and agrees that all proceeds from the realization of or under the Security Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Lenders and shall be shared among the Lenders rateably in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Agent is required to be indemnified under the provisions hereof) shall be shared among the Lenders rateably in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Loan Documents, or any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, and that it shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit(s), unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement, as the case may be.

8.11 Quebec Security. For greater certainty, and without limiting the powers of the Agent or any other Person acting as an agent or mandatary for the Agent hereunder or under any of the other Loan Documents, the Borrower hereby acknowledges that, for purposes of holding any security granted by the Borrower or any Restricted Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Restricted Subsidiary under any debenture, the Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of any such debenture. Each Lender hereby irrevocably constitutes, to the extent necessary, the Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Borrower or any Restricted Subsidiary in the Province of Quebec to secure the obligations of the Borrower or any Restricted Subsidiary under any debenture. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Transfer. Notwithstanding the provisions of section 32 of the An Act respecting the special powers of legal persons (Quebec), the Agent may acquire and be the holder of any debenture. The Borrower hereby acknowledges that such debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

8.12 F/X Contracts. The obligations of the Credit Parties in respect of an F/X Contract between the Borrower and an F/X Bank or a Lender Affiliate are secured by the Security Documents, pari passu with the obligations of the Credit Parties under the Loan Documents, provided that all decisions regarding the administration and enforcement of the security interests granted under the Security Documents shall be made by the Agent and the Lenders under this Agreement, and while this Agreement remains in effect, any F/X Bank or Lender Affiliate shall (in such capacity) have no voting rights under this Agreement and no other right whatsoever to participate in the administration or enforcement of such security interests. For the avoidance of doubt but without limitation, any or all of the Security Documents or any rights contained therein may be amended or released by the Agent without the consent of any F/X Bank or Lender Affiliate. Each Lender that is or becomes an F/X Bank shall be bound as such by virtue of its execution and delivery of this Agreement or an assignment and assumption agreement substantially in the form of Exhibit E, as applicable, notwithstanding that such capacity as F/X Bank may not be identified on its signature line.

ARTICLE 9

MISCELLANEOUS

9.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(i)	if to the Borrower or any other Credit Party:

Suite 11200

700 West Pender Street

Vancouver, B.C. V6C 1G8

Attention: Genevieve Stannus

Facsimile: (604) 684-1094

with a copy to:

Sangra Moller LLP

1000 Cathedral Place

925 West Georgia Street

Vancouver, B.C. V6C 3L2

Attention: Harj Sangra

Facsimile: (604) 669-8803

(ii)	if to the Agent:

Canadian Imperial Bank of Commerce

199 Bay Street, 4th Floor

Toronto, Ontario M5L 1A9

Attention: Senior Director, Portfolio Manager

Facsimile: (416) 861-9422

with a copy to:

Canadian Imperial Bank of Commerce

199 Bay Street, 11th Floor

Toronto, Ontario M5L 1A9

Attention: Nick Chan

Facsimile: (416) 304-4573

Email: nick.chan@cibc.com

(iii)

if to any Lender or any Issuing Bank, to it at its address (or facsimile number) set forth opposite its name in the execution page(s) of this Agreement or the applicable Assignment and Transfer Agreement, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2 Waivers; Amendments.

(a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:

(i)	increase the amount or extend the expiry date of any Commitment of any Lender;

(ii)	reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan;

(iii)

postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;

(iv)	change any aspect of this Agreement in a manner that would alter the pro rata sharing of payments required herein;

(v)

change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)	waive any Event of Default under Section 7.1(i), (j) or (k); or

(vii)

release the Borrower or any Subsidiary from any material obligations under the Security Documents and other instruments contemplated by this Agreement, release or discharge any of the Liens arising under the Security Documents, permit the creation of any Liens, other than Permitted Liens, on any of the assets subject to the Liens arising under the Security Documents, lower the priority of any Lien arising under any of the Security Documents, or lower the priority of any payment obligation of the Borrower or any Subsidiary under any of the Loan Documents or, in the case of clauses (i), (ii), (iii) or (iv), without the prior written consent of each Lender directly affected thereby;

in each case without the prior written consent of each Lender; or, in the case of the matters referred to in clauses (i), (ii), (iii) and (iv), without the prior written consent of each Lender directly affected thereby and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder, without the prior written consent of the Agent. For greater certainty, the Agent may release and discharge the Liens constituted by the Security Documents to the extent necessary to enable the Borrower to complete any asset sale which is not prohibited by this Agreement or the other Loan Documents.

9.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable Out-of-Pocket Expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all reasonable Out-of-Pocket Expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all Out-of-Pocket Expenses incurred by the Agent or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such Out-of-Pocket Expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Agent and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all Out-of-Pocket Expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom, including any refusal by the Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Acquisition is consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3 (a) or (b), each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, in its capacity as such.

(d) The Borrower shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Any inspection of any property of the Borrower or any of its Subsidiaries made by or through the Agent or any Lender is for purposes of administration of the Credits only, and neither the Borrower nor any of its Subsidiaries is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

(f) By accepting or approving anything required to be observed, performed, fulfilled or given to the Agent or the Lenders pursuant to the Loan Documents, neither the Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Agent or the Lenders.

(g) The relationship between the Borrower and the Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders. Neither the Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Agent or the Lenders in connection with such matters is solely for the protection of the Agent and the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.

(h) The Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of the Borrower or any Subsidiary and/or their Affiliates and the Borrower hereby indemnifies and holds the Agent and the Lenders harmless from any such loss, damage, liability or claim.

(i) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, the Agent and the Lenders, and the Agent’s and each Lender’s successors and assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(j) All amounts due under this Section 9.3 shall be payable not later than three Business Days after written demand therefor.

9.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, each of the Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); and provided further that (ii) the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (iii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Transfer relating to such assignment is delivered to the Agent) shall not be less than Cdn.$5,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, the U.S.$ Equivalent of Cdn.$5,000,000), unless each of the Borrower and the Agent otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than Cdn.$5,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, the U.S.$ Equivalent of Cdn.$5,000,000), unless each of the Borrower and the Agent otherwise consent in writing, (iv) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (v) the parties to each assignment shall execute and deliver to the Agent an Assignment and Transfer, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of Cdn.$7,500, payable by the assigning Lender, (vi) in the case of an assignment to a Foreign Lender, such Foreign Lender shall not be entitled to require any payment under Section 2.14(a)(i) as a result of any withholding tax exigible in respect of any payment by the Borrower to such Foreign Lender hereunder, and (vii) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. The Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Transfer, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Transfer, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Transfer, be released from its obligations under this Agreement (and, in the case of an Assignment and Transfer covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, and 2.14 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).

(c) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Transfer delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and the amount of the Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Transfer executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Agent shall accept such Assignment and Transfer and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(d).

(e) Any Lender may, without notice to the Borrower or the consent of the Borrower or the Agent, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the Assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans will continue and will not constitute new obligations as a result of such assignment or participation.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Sections 2.5(m), 2,12, 2.13, 2.14 and 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile or other electronically scanned method of delivery shall be as effective as delivery of a manually executed original counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of British Columbia.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of British Columbia, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in British Columbia. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any other jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each of the Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their, and each of their Affiliates’, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, regulatory authority or other Governmental Authority, or their legal counsel, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant (or such assignee’s or Participant’s advisors) in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) any financial institution, credit reporting agency or credit bureau, (h) any Person with whom the Borrower may have or proposes to have financial dealings, or (i) with the consent of the Borrower. For greater certainty, the Borrower acknowledges that from time to time, the Borrower may request the Agent to facilitate the provision of certain financial services offered by CIBC (the “CIBC Services”). In such circumstances, CIBC policies and procedures (“CIBC’s Policies”) will apply in respect of all transactions undertaken by CIBC in connection with the provision of the CIBC Services, including any required due diligence investigation and related business approval processes conducted in respect of the Borrower. The Borrower consents to the disclosure of Information by the Agent to CIBC for the purpose of facilitating compliance with CIBC’s Policies. For the purposes of this Section, “Information” means all information received from the Borrower or any Credit Party relating to the Borrower, any of the Credit Parties, or their respective business, other than Information that is (i) is or becomes publicly available other than as a result of a breach of this Section, (ii) any such information that is or becomes available to the Agent, the Issuing Bank, any Lender or CIBC on a non-confidential basis prior to disclosure by the Borrower, or (iii) was already in the possession of the Agent, the Issuing Bank, or any CIBC Lender prior to its disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.13 Press Releases and Related Materials. Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or referring to this Agreement, or the other Loan Documents without prior notice to the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so by law or pursuant to any applicable regulatory policy protocol or rule. Each Credit Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using its name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.14 Anti-Money Laundering Legislation.

(a) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Agent:

(i)

shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

9.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

9.16 Paramountcy. In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall prevail.

9.17 LIMITATION OF LIABILITY. NO CLAIM MAY BE MADE BY THE BORROWER, ANY OTHER CREDIT PARTY OR, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER, EACH GUARANTOR, EACH LENDER AND THE AGENT HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	ZELLSTOFF CELGAR LIMITED PARTNERSHIP, By its General Partner, ZELLSTOFF CELGAR LIMITED

Attention: Facsimile No.:	By:	/s/ Genevieve Stannus
Name: Genevieve Stannus
Title: Treasurer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

CREDIT AGREEMENT DATED AS OF JULY 16, 2018 BETWEEN

CANADIAN IMPERIAL BANK OF COMMERCE AND ZELLSTOFF

CELGAR LIMITED PARTNERSHIP.

Signature Page to Third A&R Credit Agreement

Address: 199 Bay Street, 4th Floor Toronto, Ontario M5L 1A9	CANADIAN IMPERIAL BANK OF COMMERCE, as Agent and as Lender

	By:	/s/ David Carson
Attention: Portfolio Manager	Name: David Carson
Title: Authorized Signatory
Facsimile No.:(416) 861-9422

	By:	/s/ Anthony Tsuen
Name: Anthony Tsuen
Title: Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

CREDIT AGREEMENT DATED AS OF JULY 16, 2018 BETWEEN

CANADIAN IMPERIAL BANK OF COMMERCE AND ZELLSTOFF

CELGAR LIMITED PARTNERSHIP.

Signature Page to Third A&R Credit Agreement